                                                                     EXHIBIT 2.1

================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             FREEREALTIME.COM, INC.

                                       and

                                REDCHIP.COM, INC.


                            Dated as of June 6, 2000


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                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS...............................................................1

         1.1      Defined Terms.....................................................1
         1.2      Interpretation Provisions.........................................9
         1.3      Other Defined Terms...............................................9

ARTICLE 2 THE MERGER...............................................................11

         2.1      The Merger.......................................................11
         2.2      Effective Time...................................................12
         2.3      Effect of the Merger.............................................12
         2.4      Certificate of Incorporation; Bylaws.............................12
         2.5      Directors and Officers...........................................13
         2.6      Conversion of Securities.........................................13
         2.7      Surrender of Certificates........................................15
         2.8      No Further Ownership Rights in Shares of RedChip Stock...........16
         2.9      Lost, Stolen or Destroyed Certificates...........................16
         2.10     Escrow of Merger Shares..........................................17
         2.11     Tax Consequences.................................................17
         2.12     Taking of Necessary Action; Further Action.......................17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF REDCHIP................................17

         3.1      Organization of RedChip..........................................17
         3.2      Capitalization of RedChip........................................18
         3.3      Stockholders' Agreements, etc....................................19
         3.4      Authorization....................................................19
         3.5      Officers and Directors...........................................19
         3.6      Bank Accounts....................................................19
         3.7      Subsidiaries, Etc................................................19
         3.8      Real Property....................................................19
         3.9      Personal Property................................................20
         3.10     Environmental Matters............................................21
         3.11     Contracts........................................................22
         3.12     Consents.........................................................23
         3.13     No Conflict or Violation.........................................24
         3.14     Permits..........................................................24
         3.15     Financial Statements; Books and Records..........................24
         3.16     Absence of Certain Changes or Events.............................25
         3.17     Liabilities......................................................27
         3.18     Litigation.......................................................27
         3.19     Labor Matters....................................................28
         3.20     Employee Benefit Plans...........................................29
         3.21     Transactions with Related Parties................................33
         3.22     Compliance with Law..............................................33
         3.23     Intellectual Property............................................33
         3.24     Tax Matters......................................................34
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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         3.25     Insurance........................................................36
         3.26     Accounts Receivable..............................................36
         3.27     Purchase Commitments and Outstanding Bids........................36
         3.28     Suppliers........................................................37
         3.29     Brokers; Transaction Costs.......................................37
         3.30     No Other Agreements to Sell RedChip or the Assets................37
         3.31     Foreign Corrupt Practices Act....................................37
         3.32     Financial Report; Operating Plan.................................37
         3.33     Approvals........................................................37
         3.34     Takeover Statutes................................................38
         3.35     Material Misstatements Or Omissions..............................38

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF FRT....................................38

         4.1      Organization.....................................................38
         4.2      Capitalization...................................................38
         4.3      Stockholders' Agreements, etc....................................39
         4.4      Authorization....................................................39
         4.5      Contracts........................................................39
         4.6      Absence of Certain Changes or Events.............................41
         4.7      Liabilities......................................................42
         4.8      Litigation.......................................................43
         4.9      Labor Matters....................................................43
         4.10     Employee Benefit Plans...........................................44
         4.11     Transactions with Related Parties................................48
         4.12     Compliance with Law..............................................48
         4.13     Intellectual Property............................................48
         4.14     Tax Matters......................................................49
         4.15     Insurance........................................................51
         4.16     Accounts Receivable..............................................51
         4.17     Suppliers........................................................51
         4.18     Brokers; Transaction Costs.......................................52
         4.19     No Other Agreements to Sell FRT or the Assets....................52
         4.20     Foreign Corrupt Practices Act....................................52
         4.21     Approvals........................................................52
         4.22     Takeover Statutes................................................52
         4.23     Material Misstatements Or Omissions..............................52
         4.24     Officers and Directors...........................................52
         4.25     Bank Accounts....................................................52
         4.26     Subsidiaries, Etc................................................53
         4.27     Real Property....................................................53
         4.28     Personal Property................................................54
         4.29     Authorization....................................................55
         4.30     Reports and Financial Statements.................................55
         4.31     Environmental Matters............................................55
         4.32     Consents.........................................................56
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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         4.33     No Conflict or Violation.........................................56
         4.34     Permits..........................................................56
         4.35     Reorganization Tax Matters.......................................57

ARTICLE 5 COVENANTS OF REDCHIP PRIOR TO THE CLOSING................................57

         5.1      Conduct of Business..............................................57
         5.2      Competing Proposals; Board Recommendation........................59
         5.3      Board Observer Rights............................................60
         5.4      FIRPTA Compliance................................................61
         5.5      RedChip's Auditors...............................................61
         5.6      RCP-Robins Agreement.............................................61

ARTICLE 6 COVENANTS OF FRT.........................................................61

         6.1      Conduct of Business..............................................61
         6.2      Competing Proposals; Board Recommendation........................63
         6.3      Increase Size of FRT Board of Directors..........................64

ARTICLE 7 RECIPROCAL COVENANTS OF REDCHIP, FRT AND SUB.............................65

         7.1      Access...........................................................65
         7.2      Notification of Certain Matters..................................65
         7.3      Closing Date.....................................................65
         7.4      Takeover Statutes................................................65
         7.5      Fairness Hearing; 3(a)(10) Exemption.............................65
         7.6      Further Assurances...............................................67
         7.7      Certain Tax Matters..............................................68
         7.8      Employment Agreements............................................68
         7.9      Private Placement................................................68

ARTICLE 8 CONDITIONS TO CLOSING....................................................68

         8.1      General Conditions to Closing....................................68
         8.2      Conditions to RedChip's Obligations..............................69
         8.3      Conditions to FRT's  Obligations.................................70

ARTICLE 9 CLOSING..................................................................71

         9.1      Deliveries by RedChip and RedChip Stockholders to FRT............71
         9.2      Deliveries by FRT to RedChip.....................................72

ARTICLE 10 INDEMNIFICATION.........................................................72

         10.1     Survival of Representations, etc.................................72
         10.2     Indemnification..................................................72
         10.3     No Right of Contribution.........................................74
         10.4     Escrow of Merger Shares..........................................74
         10.5     Threshold; Limitations on Indemnity..............................76
         10.6     Stockholder Representative; Power of Attorney....................77
         10.7     Characterization of Indemnity Payments...........................78
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                               TABLE OF CONTENTS
                                  (CONTINUED)

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ARTICLE 11 MISCELLANEOUS...........................................................78

         11.1     Termination......................................................78
         11.2     Termination Fees.................................................79
         11.3     Assignment.......................................................80
         11.4     Notices..........................................................80
         11.5     Choice of Law....................................................81
         11.6     Representation By Counsel........................................81
         11.7     Entire Agreement; Amendments and Waivers.........................82
         11.8     Counterparts.....................................................82
         11.9     Invalidity.......................................................82
         11.10    Expenses.........................................................82
         11.11    Publicity........................................................82
         11.12    No Third Party Beneficiaries.....................................82
         11.13    Dispute Resolution...............................................83
         11.14    Waiver of Jury Trial.............................................83
         11.15    Service of Process; Consent to Jurisdiction......................84
         11.16    Attorney Fees....................................................84
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                                TABLE OF EXHIBITS

Exhibit A       Form of Employment Agreement
Exhibit B       Form of Escrow Agreement
Exhibit C       RCP-Robins Agreement
Exhibit D       Opinion of Counsel - to RedChip from FRT
Exhibit E       Opinion of Counsel - to FRT from RedChip
Exhibit F       RedChip Stockholders to Execute Lock-up Agreement

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER is dated as of June 6, 2000 (the "Agreement"), by and between Freerealtime.com, Inc., a Delaware corporation ("FRT") and RedChip.com, Inc., a Delaware corporation ("RedChip").

                                    RECITALS:

         A. The Boards of Directors of FRT and RedChip have determined that it is advisable and in the best interests of their respective stockholders for FRT and RedChip to enter into a business combination upon the terms and subject to the conditions set forth herein.

         B. In furtherance of such combination, the Boards of Directors of FRT and RedChip have each approved the merger of a wholly-owned subsidiary of FRT which will be formed after the date hereof ("Sub") with and into RedChip (the "Merger"), upon the terms and subject to the conditions set forth herein, in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL").

         C. FRT and RedChip intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

         D. Pursuant to the Merger, each outstanding share of common stock, par value $.01 per share, of RedChip ("RedChip Stock") shall be converted solely into the right to receive .40195749 of a share of common stock, par value $.01 per share, of FRT, subject to adjustment and upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, FRT and RedChip hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Defined Terms.

         As used herein, the terms below shall have the following meanings:

                  "Affiliate" of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Ancillary Agreements" means the Employment Agreements, the Escrow Agreement, and the RCP-Robins Agreement, and all other agreements required hereunder to consummate the Merger.

                  "Assets" means the right, title and interest of RedChip or FRT, as the case may be, in their respective properties, assets and rights of any kind, whether tangible or intangible, real or personal, including without limitation the right, title and interest in the following:

                  (a) all Contracts and Contract Rights;

                  (b) all Fixtures and Equipment;

                  (c) all Inventory;

                  (d) all Books and Records;

                  (e) all Proprietary Rights;

                  (f) all Permits;

                  (g) all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to such Person;

                  (h) all cash, accounts receivable, deposits and prepaid expenses; and

                  (i) all goodwill.

                  "Balance Sheet Date" means March 31, 2000.

                  "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by RedChip or any of their respective ERISA Affiliate or under which RedChip or FRT, as the case may be, or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of RedChip, or FRT, as the case may be, or any of their respective ERISA Affiliate (with respect to their relationship with such any entity).

                  "Books and Records" means with respect to FRT or RedChip, as the case may be, (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the Business, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets or the Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in the Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by either RedChip or FRT, as the case may be, or any of their respective Affiliates.

                  "Closing Date" means the date of the Closing.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Consents" means any and all Permits and any and all consents, approvals or waivers from third parties that are required for the consummation of the transactions contemplated by this Agreement.

                  "Contract Rights" means all rights and obligations of FRT or RedChip, as the case may be, under their respective Contracts.

                  "Contracts" means all agreements, contracts, leases (whether for real or personal property), purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which RedChip or FRT, as the case may be, is a party or by which RedChip or FRT, as the case may be, or any of their respective Assets are bound or affected, whether written or oral.

                  "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

                  "Default" means (a) a breach of or default under any Contract,
(b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

                  "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                  "Employment Agreements" means the Amended and Restated Employment Agreements to be entered into between FRT, RedChip, and each of Restor Johnson, Thomas L. Peterson, Marcus W. Robins, Douglas M. Sherk, Brad Gunn, Michael Neufeld, and Geoff Moore contemporaneously with the execution of this Agreement to become effective at the Effective Time, and substantially in the form of Exhibit A hereto.

                  "Encumbrance" means any claim, lien, pledge, option, charge, easement, tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, RedChip or FRT, as the case may be, as set forth in Section 414(b), (c), (m) or (o) of the Code.

                  "Escrow Agent" means an Escrow Agent under the Escrow Agreement, as mutually agreed upon by FRT and RedChip, or any alternative or successor agent which (a) shall be designated by FRT and RedChip if designated prior to Closing and (b) shall be designated in accordance with the terms of the Escrow Agreement if designated after Closing.

                  "Escrow Agreement" means the Escrow Agreement to be entered into among FRT, RedChip and the Escrow Agent substantially in the form of Exhibit B hereto.

                  "Escrow Shares" has the meaning set forth in Section 2.10.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Facilities" means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned or leased by RedChip or FRT, as the case may be.

                  "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, computer hardware, and other tangible personal property owned by RedChip or FRT, as the case may be, wherever located.

                  "Former Properties" means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or operated by RedChip or FRT, as the case may be, or any respective predecessor prior to the date hereof, but excluding the Facilities.

                  "FRT Business" means the business and operations of FRT, consisting of its online stock price quotes, news, research, and related products.

                  "FRT Employees" means all officers and directors of FRT and all other Persons employed by FRT on a full or part-time basis together with all persons retained as "independent contractors" as of the relevant date.

                  "FRT Material Adverse Effect" or "FRT Material Adverse Change" means a Material Adverse Effect with respect to FRT, the FRT Business or its Assets.

                  "FRT Stock" means the common stock, par value $.01 per share, of FRT.


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

                  "Funded Debt" means, without duplication, (a) all obligations for borrowed money including, without limitation, all obligations for accrued and unpaid interest thereon and any pre-payment premiums or penalties (and associated expenses) with respect thereto, (b) any reimbursement obligations in respect of any letters of credit, (c) any capitalized lease obligations (as determined in accordance with GAAP), and (d) all guarantees issued in respect of any obligations of any other Person of the type described in clauses (a) through
(c), above, all of which shall constitute obligations at Closing.

                  "GAAP" means generally accepted accounting principles as applied in the United States.

                  "Liability" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

                  "Material Adverse Effect" or "Material Adverse Change" or a similar phrase means, with respect to any Person, (a) any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise), results of operations, of such Person and its Subsidiaries, taken as a whole, or
(ii) the right or ability of such Person to consummate any of the transactions contemplated hereby or (b) any event or condition which, with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, would reasonably be expected to constitute a "Material Adverse Effect" on or "Material Adverse Change" with respect to such Person.
                  "Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) RedChip, FRT, or any of their respective ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which RedChip, FRT, or any of their respective ERISA Affiliates may incur any liability and (b) covers any employee or former employee of RedChip, FRT, or any of their respective ERISA Affiliates (with respect to their relationship with any such entity).

                  "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) RedChip, FRT, or any of their respective ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, within the five
(5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which RedChip, FRT, or any of their respective ERISA Affiliates may incur any liability (including, without limitation, any contingent liability) and (b) covers any employee or former employee of RedChip, FRT, or any employee of any of their respective ERISA Affiliates (with respect to their relationship with any such entity).

                  "Permitted Encumbrances" means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and materialpersons incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve, shall have been made therefor in such Person's financial statements, (b) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of the respective businesses of RedChip and/or FRT, as the case may be, and do not materially detract from the value of the property upon which such encumbrance exists, and (d) liens securing taxes, assessments and governmental charges not yet delinquent.

                  "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary or desirable for the past, present or anticipated conduct or operation of the Business or ownership of the Assets of such Person.

                  "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

                  "Proprietary Rights" means all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) Trade Secrets, (f) URL registrations, (g) other proprietary rights, (h) copies and tangible embodiments thereof (in whatever form or medium) and (i) licenses granting any rights with respect to any of the foregoing.

                  "RedChip Business" means the business and operations of RedChip, consisting of its electronic stock research and analysis service and related products.

                  "RedChip Employees" means all officers and directors of RedChip and all other Persons employed by RedChip on a full or part-time basis together with all persons retained as "independent contractors" as of the relevant date.

                  "RedChip Funded Debt" means the liabilities of RedChip set forth on Schedule 1.1(a).

                  "RedChip Financial Statements" means (a) the balance sheets of RedChip (or its predecessor, as the case may be) as of December 31, 1999 and 1998 and the related statements of income, changes in stockholders' equity and cash flows, of RedChip for the years ended December 31, 1999 and 1998, and in the case of 1998, with the review of Arthur Andersen and in the case 1999, with the report of Arthur Andersen thereon, (b) the balance sheets of RedChip as of March 31, 2000 and the related statements of income, changes in stockholders' equity and cash flows, of RedChip for the three (3) months then ended.


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

                  "RedChip Material Adverse Effect" or "RedChip Material Adverse Change" means a Material Adverse Effect with respect to RedChip, the RedChip Business or its Assets.

                  "RedChip Options" means options to purchase shares of RedChip Stock issued by RedChip pursuant to RedChip Stock Option Plan.

                  "RedChip Stockholder" means a holder of RedChip Stock immediately prior to the Effective Time.

                  "RedChip Stock Option Plan" means the RedChip.com, Inc. 1999 Stock Incentive Plan.

                  "RedChip Warrants" means each of the warrants to purchase RedChip Stock pursuant to the certain warrant agreements set forth on Schedule 3.2(c).

                  "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation energy, motor vehicle safety, public utility, zoning, building and health codes, Environmental Laws, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                  "Related Party" means (i) any of RedChip's or FRT's, as the case may be, officers, directors and stockholders, and any officers, directors, partners, associates or relatives of such officers, directors and stockholders,
(ii) any Person in which RedChip or FRT, as the case may be, or any stockholder of RedChip or FRT or any Affiliate, associate or relative of any such Person has any direct or indirect interest, and (iii) any direct or indirect trustee or beneficiary of any stockholder of RedChip or FRT.

                  "Representative" of any Person means any officer, director, principal, attorney, accountant, agent, employee or other representative of such Person.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Subsidiary" means, with respect to any Person, (a) any corporation of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly, by such Person, (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such person possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

                  "Takeover Statute" means a "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.


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

                  "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) including information returns, and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                  "Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, estimated, excise, value-added, real or personal property, sales, withholding, social security, retirement, unemployment, disability occupation, worker's compensation, use, service, license, utility, net worth, payroll, ad valorem, franchise and transfer and recording, imposed by the Internal Revenue Service or any taxing authority or jurisdiction (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and whether disputed or not; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such Taxes, charges, fees, levies or other assessments.

                  "to the knowledge" or "knowledge" of a party (or similar phrases) means to the extent of matters which are actually known by such party and when used in respect of RedChip, the term "to the knowledge" or "knowledge" shall mean the matters actually known by each officer or director of RedChip and with respect to FRT, shall mean the matters actually known by each officer or director of FRT.

                  "Trade Secrets" means all trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

                  "Trade Weighted Average Price" means the average of the "hi," "lo," and "closing" prices of FRT Stock on the Over-the-Counter-Bulletin-Board ("OTCBB") for the ten (10) Trading Days ending on the Trading Day immediately prior to the Closing Date.

                  "Trading Day" means any day on which the OTCBB is open and available for at least five (5) hours for the trading of securities.

                  "Welfare Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (a) RedChip, FRT, or any of their respective ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or under which RedChip, FRT, or any of their respective ERISA Affiliates may incur any liability and (b) covers any employee or former employee of RedChip, FRT, or any employee of their respective ERISA Affiliates (with respect to their relationship with any such entity).

         1.2 Interpretation Provisions.

                  (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms "include" and "including" are not limiting and mean "including without limitation."

                  (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

                  (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

                  (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  (e) The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

                  (f) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

         1.3 Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term.

         TERM                                     SECTION
         ----                                     -------

         Surviving Corporation                      2.1
         Closing                                    2.1
         Certificate of Merger                      2.2
         Effective Time                             2.2
         Dissenting Shares                          2.6
         Exchange Ratio                             2.6
         Merger Shares                              2.6
         Substitute Options                         2.6
         Substitute Warrant Agreements              2.6
         Transmittal Letter                         2.7
         Certificates                               2.7

         TERM                                     SECTION
         ----                                     -------

         Escrow Shares                              2.10
         General Escrow Fund                        2.10
         RedChip Leased Property                    3.8
         Environmental Laws                         3.10
         Hazardous Substance                        3.10
         Actions                                    3.17
         FRT Actions                                4.7
         FRT Leased Property                        4.29
         SEC Reports                                4.34
         FRT Options                                5.2
         Acquisition Proposal                       5.2
         FRT Counter Proposal                       5.2
         RedChip Superior Proposal                  5.2
         RedChip Equity Securities                  5.2
         Stockholder Note Conversion                5.7
         RCP-Robins Agreement                       5.10
         FRT Acquisition Proposal                   6.2
         RedChip Counter Proposal                   6.2
         FRT Superior Proposal                      6.2
         FRT Equity Securities                      6.2
         Permit                                     7.5
         California Law                             7.5
         Fairness Hearing                           7.5
         Department                                 7.5
         Permit Application                         7.5
         Information Statement                      7.5
         Registration Rights                        7.5
         FRT Closing Certificate                    8.2
         FRT Funded Debt Notice                     8.2
         RedChip Closing Certificate                8.3
         Maturity Date                              8.3
         Conversion Date                            8.3
         RedChip Funded Debt Notice                 8.3
         Survival Period                            10.1

         TERM                                     SECTION
         ----                                     -------

         FRT Indemnified Parties                    10.2
         Damages                                    10.2
         Claim                                      10.2
         Indemnified Party                          10.2
         Claim Notice                               10.2
         Indemnifying Party                         10.2
         Third-Party Claim                          10.2
         General Escrow Period                      10.4
         New Shares                                 10.4
         Officer's Certificate                      10.4
         Damage Threshold                           10.5
         Stockholder Representative                 10.6
         Outside Date                               11.1
         RedChip Termination Fee                    11.2
         RedChip Fee Triggering Event               11.2
         FRT Termination Fee                        11.2
         FRT Fee Triggering Event                   11.2
         Arbitrable Claim                           11.13
         JAMS                                       11.13

                                   ARTICLE 2
                                   THE MERGER

         2.1 The Merger.

                  (a) Effective Time. At the Effective Time (as defined in
Section 2.2 hereof), and upon the terms and subject to the conditions of this Agreement and the DGCL, (i) Sub shall be merged with and into RedChip, the separate corporate existence of Sub shall cease; (ii) RedChip shall continue as the surviving corporation; (iii) RedChip shall continue to be governed by the laws of the State of Delaware; and (iv) the separate corporate existence of RedChip with all its rights privileges, immunities, powers and franchises shall continue unaffected by the Merger. RedChip, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

                  (b) Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1, and subject to the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article 8, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place
(i) at the offices of Latham & Watkins, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626, as promptly as practicable (and in any event within five
(5) business days) after satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article 8 or (ii) at such other time, date or place as FRT and RedChip may mutually agree.

         2.2 Effective Time. As promptly as practicable after the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article 8, and provided that this Agreement has not been terminated pursuant to Section 11.1, the parties hereto shall cause the Merger to be consummated by executing and filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall be effective at the time indicated in such Certificate of Merger (the "Effective Time").

         2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of RedChip and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of RedChip and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         2.4 Certificate of Incorporation; Bylaws.

                  (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that Surviving Corporation shall be named and operate as "RedChip.com, Inc."), until duly amended in accordance with applicable law.

                  (b) Bylaws. At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         2.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of RedChip immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation and in accordance with applicable law. Upon request of FRT, RedChip shall cause each or any director and officer of RedChip to tender his or her resignation prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

         2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of FRT, Sub or RedChip:

                  (a) RedChip Stock. Subject to Section 2.6(h) and Section 2.6(i), each share of RedChip Stock issued and outstanding immediately prior to the Effective Time, other than shares of RedChip Stock as to which dissenters' rights have been properly asserted and not withdrawn or lost under Section 262 of the DGCL (such shares being hereinafter referred to as "Dissenting Shares"), shall be converted into the right to receive, and become exchangeable for
 .40195749 of
a share (subject to adjustment, the "Exchange Ratio") of fully paid and nonassessable FRT Stock. The shares of FRT Stock issued in connection with the Merger as a result of the conversions provided for in this Section 2.6(a) are sometimes referred to herein as the "Merger Shares."

                  (b) Dissenting Shares. Dissenting Shares shall not be converted into or represent a right to receive the consideration set forth in
Section 2.6(a) but the holder of such shares of RedChip Stock shall be entitled only to such rights as are provided by the DGCL, and FRT shall be solely responsible for the payment of any amounts due in respect of such Dissenting Shares pursuant to the DGCL. If any holder of RedChip Stock which theretofore were Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder's rights to appraisal under Section 262 of the DGCL, then as of the occurrence of such withdrawal or loss such shares shall be entitled to the treatment provided in Section 2.6(a).

                  (c) Options. All outstanding RedChip Options as of the date of this Agreement are set forth on Schedule 2.6(c) attached hereto. Each outstanding RedChip Option granted under the RedChip Stock Option Plan shall, in accordance with the terms of the RedChip Stock Option Plan, at the Effective Time, become fully vested and exercisable at the exercise price and for the number of shares of RedChip Stock set forth in the respective RedChip Stock Option Agreements under which they were granted. Any shares of RedChip Stock for which such RedChip Options are exercised prior to the Effective Time shall be deemed to be issued and outstanding immediately prior to the Effective Time, even if certificates evidencing such RedChip Stock have not been issued by RedChip and, at the Effective Time, such shares of RedChip Stock shall be converted into Merger Shares in accordance with Section 2.6 hereof, subject to the provisions of Section 2.6(h) hereof, related to fractional shares. Except to the extent exercised prior to the Effective Time as provided in the foregoing sentence, at the Effective Time, each outstanding RedChip Option shall terminate and shall cease to represent the right to acquire shares of RedChip Stock. FRT shall grant to each holder of RedChip Options who did not exercise his or her RedChip Options prior to the Effective Time (and which were terminated at the Effective Time) options (the "Substitute Options") to purchase the number of shares of FRT Stock as the holder of such RedChip Options would have been entitled to receive pursuant to the Merger had such holder exercised such RedChip Options in full immediately prior to the Effective Time, at a price per share equal to the result of multiplying the per share exercise price of such RedChip Option by the Exchange Ratio (rounded to the nearest full cent). The Substitute Options shall vest as follows: (i) for the RedChip Options which were vested immediately prior to the Effective Time (without regard to the acceleration of vesting due to the Merger), the Substitute Options shall be immediately exercisable at the time of grant and (ii) for the RedChip Options which were unvested immediately prior to the Effective Time (without regard to the acceleration of vesting due to the Merger), the Substitute Options shall vest over the shorter period of (x) the two year period beginning at the Effective Time and (y) the vesting schedule of the original RedChip Options (without regard to any acceleration thereof). Notwithstanding the foregoing, the number of and the per share exercise price of each RedChip Option which is an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code, as necessary in order for such RedChip Option to be an "incentive stock option." Accordingly, with respect to any incentive stock options, fractional shares of FRT Stock shall be rounded down to the nearest whole number of shares and, where necessary, the per share exercise price shall be rounded up to the nearest cent.

                  (d) Warrants. Concurrently with the Closing, FRT shall deliver Substitute Warrant Agreements to the holders of RedChip Warrants representing the right to acquire, on terms and conditions reasonably acceptable to FRT, the number of shares of FRT Stock as the holder of such RedChip Warrants who did not exercise his or her RedChip Warrant prior to the Effective Time would have been entitled to receive pursuant to the Merger had such holder exercised such RedChip Warrant in full immediately prior to the Effective Time, at a price per share equal to the result of multiplying the per share exercise price of such RedChip Warrant by the Exchange Ratio (rounded to the nearest full cent). Notwithstanding the above, in the event any holder of RedChip Warrants exercises such Warrants prior to the Effective Time, such holder shall not be entitled to receive a Substitute Warrant Agreement.

                  (e) Stockholder Note Conversion. Prior to the Effective Time, RedChip and the noteholders identified on Schedule 2.6(e) may elect that any or all indebtedness of RedChip due to the noteholders as identified on Schedule 2.6(e) (including any related accrued and unpaid interest, premium, costs or other obligations under the respective promissory notes) be contributed to RedChip solely in consideration for the issuance to such persons of shares of RedChip Stock (the "Stockholder Note Conversion"). The shares of RedChip Stock to be issued in the Stockholder Note Conversion will have a fair market value, on the date of conversion, of not less than the aggregate principal amount, accrued but unpaid interest, premium, fees and costs payable to the holders under all such contributed indebtedness and RedChip will provide FRT with documentary evidence which supports such determination in form and substance satisfactory to FRT. RedChip represents that all indebtedness of RedChip for borrowed money due to any Related Party of RedChip is identified on Schedule
3.21. Following any Stockholder Note Conversion, the Exchange Ratio shall be adjusted in accordance with Sections 2.6(f) and 2.6(j).

                  (g) Number of Shares of FRT Stock Issuable. The number of shares of FRT Stock to be issued in the Merger in exchange for the acquisition by FRT of all outstanding shares of RedChip Stock, all other capital stock of any class or series, and all outstanding options, warrants, or other securities to acquire capital stock of RedChip (other than RedChip Options and RedChip Warrants) shall not exceed 4,000,000 shares (plus any shares of FRT Stock issued or issuable as a result of the exercise of RedChip Options and RedChip Warrants) prior to the Closing Date. In the event that any outstanding indebtedness is exchanged for RedChip Stock prior to Closing (including, without limitation, pursuant to Section 2.6(e)), the Exchange Ratio shall be adjusted to equal the quotient (carried out to seven decimal places) of (i) 4,000,000 divided by (ii) number of outstanding shares of RedChip Stock outstanding immediately prior to the Effective Time less any shares of RedChip Stock issued or issuable upon exercise of RedChip Options and RedChip Warrants.

                  (g) Sub Stock. Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one (1) validly issued, fully paid and nonassessable common share, par value $.01 per share, of the Surviving Corporation, so that thereafter FRT will be the sole and exclusive owner of the capital stock of the Surviving Corporation.

                  (h) Cancellation. Each share of RedChip Stock held in the treasury of RedChip immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

                  (i) Fractional Shares. No certificates or scrip representing fractional shares of FRT Stock shall be issued in connection with the Merger, but in lieu thereof each RedChip Stockholder who would otherwise be entitled to receive a fraction of a Merger Share shall receive from FRT an amount of cash equal to the product of (i) the fraction of a share of a Merger Share to which such holder would otherwise be entitled multiplied by (ii) the Trade Weighted Average Price. The fractional share determination shall be made individually for each RedChip Stockholder after giving effect to the delivery of the Escrow Shares (as defined below) to the Escrow Agent, it being recognized that, as provided in Section 2.10, only whole shares may be delivered to the Escrow Agent.

                  (j) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted in accordance with the last sentence of Section 2.6(f) and shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to FRT Stock or RedChip Stock after the date hereof and prior the Effective Time.

         2.7 Surrender of Certificates.

                  (a) Distribution of Transmittal Letter. As soon as practicable after the Effective Time, FRT shall mail to each RedChip Stockholder a letter of transmittal in customary form (the "Transmittal Letter") and instructions for such holder's use in effecting the surrender of the certificate or certificates evidencing RedChip Stock (the "Certificates") and the exercise of the rights of such holder to obtain its Merger Shares.

                  (b) Delivery of Certificates. At the Effective Time, FRT shall make available, and each RedChip Stockholder shall be entitled to receive, upon surrender to FRT or its designated representative of any Certificates for cancellation, together with a duly-executed and completed Transmittal Letter, such number of shares of FRT Stock as equals such holder's pro rata portion of the aggregate Merger Shares into which such RedChip Stock shall have been converted in the Merger in accordance with Section 2.6 hereof multiplied by 0.90; all remaining Merger Shares (i.e., 400,000 shares) shall be delivered to the Escrow Agent pursuant to Section 2.10.

                  (c) Cancellation of RedChip Stock. Upon surrender of each Certificate and delivery by FRT of the Merger Shares to be delivered in exchange therefor, such Certificate shall forthwith be canceled. Until so surrendered, each Certificate shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate number of Merger Shares into which RedChip Stock represented thereby shall have been converted in accordance with the terms and upon the conditions of this Agreement (including, without limitation, the requirement that a portion of such Merger Shares be deposited with the Escrow Agent).

                  (d) Distributions With Respect to Unexchanged Shares of RedChip Stock. No dividends or other distributions with respect to FRT Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of FRT Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, promptly following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of FRT Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time, if any, theretofore payable with respect to such whole shares of FRT Stock.

         2.8 No Further Ownership Rights in Shares of RedChip Stock. The shares of FRT Stock delivered upon the surrender for exchange of RedChip Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of RedChip Stock, and there shall be no further registration of transfers of RedChip Stock which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, the Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

         2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, FRT shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of FRT Stock as may be required pursuant to Section 2.7; provided, however, that FRT may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against FRT with respect to the Certificates alleged to have been lost, stolen or destroyed.

         2.10 Escrow of Merger Shares. Notwithstanding the other provisions of this Article 2, FRT shall deliver to the Escrow Agent a number of shares of FRT Stock equal to .10 multiplied by the number of Merger Shares (the "Escrow Shares"). The Escrow Shares, shall be withheld from the FRT Stock otherwise deliverable to the RedChip Stockholders (the "General Escrow Fund"). The Escrow Shares shall be deposited with the Escrow Agent and disbursed in accordance with
Section 10.4.

         2.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

         2.12 Taking of Necessary Action; Further Action. Each of FRT, Sub and RedChip will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest FRT with full right, title and possession to all the property, rights, privileges, power and franchises of RedChip, the officers and directors of Sub, FRT and RedChip immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF REDCHIP

         As an inducement of FRT to enter into this Agreement, RedChip hereby makes as of the date hereof and as of the Closing Date, the following representations and warranties to FRT, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to FRT prior to the date hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article 3 setting forth certain exceptions to one or more of the representations and warranties contained in this Article 3 and certain other information called for by this Agreement. Any disclosure made in any particular Schedule may be deemed made in any other Schedule so long as the parties reasonably determine that the exception in one
Schedule is relevant or related to the disclosure in another Schedule.

         3.1 Organization of RedChip. RedChip is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to conduct the RedChip Business as it is presently being conducted and to own or lease, as applicable, the Assets owned or leased by it. RedChip is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the RedChip Business or the ownership of its properties and where the failure to be so qualified would have a RedChip Material Adverse Effect. Each jurisdiction in which RedChip is qualified to do business as a foreign corporation is set forth in Schedule 3.1.

         3.2 Capitalization of RedChip.

                  (a) Authorized Capitalization. As of the date of this Agreement, the authorized capitalization of RedChip consists of (i) 19,000,000 shares of RedChip Stock, of which 9,951,301 shares are issued and outstanding and (ii) 1,000,000 shares of preferred stock, none of which are issued and outstanding, and no additional shares of capital stock of RedChip will be issued after the date hereof except for (i) shares to be issued in connection with the Stockholder Note Conversion in accordance with Section 2.6(e), (ii) shares issued in respect of RedChip Options outstanding on the date hereof, (iii) shares issued upon the exercise of the RedChip Warrants and (iv) RedChip Options issued in the ordinary course of business but not to exceed a total of 50,000 options, nor to exceed 16,000 options issued to any one individual or entity without the prior approval of FRT. RedChip has no other capital stock authorized, issued or outstanding. Schedule 3.2(a) sets forth the name of each holder of shares of RedChip Stock, as well as the number of shares of RedChip Stock held by each such holder.

                  (b) Options. As of the date of this Agreement, 1,716,234 shares of RedChip Stock are reserved for issuance upon the exercise of outstanding RedChip Options. Schedule 3.2(b) sets forth the name of each holder of RedChip Options, as well as the number of RedChip Options held by each such holder, the number of RedChip Shares for which each such RedChip Option is exercisable, the date upon which each such RedChip Option becomes exercisable and the price per share of RedChip Stock for which each such RedChip Option is exercisable (without taking into account whether or not such RedChip Option is in fact exercisable on the date hereof). Attached as Schedule 3.2(b) is a true and correct copy of the plan document governing all RedChip Options, which contains the forms of option agreement used in all cases.

                  (c) Warrants. As of the date of this Agreement 348,096 shares of RedChip Stock are reserved for issuance upon the exercise of outstanding RedChip Warrants. Schedule 3.2(c) sets forth the name of each holder of RedChip Warrants, the number of shares of RedChip Stock for which each such RedChip Warrant is exercisable and the price per share of RedChip Stock for which each such RedChip Warrant is exercisable.

                  (d) No Other Capital Stock, Options, Warrants. Except for the RedChip Options and the RedChip Warrants referred to above, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of RedChip. Except for the aggregate of 2,064,330 shares of RedChip Stock reserved for issuance upon exercise of RedChip Options or RedChip Warrants, no shares of capital stock of RedChip are reserved for issuance.

                  (e) Valid Issuances. All outstanding shares of RedChip Stock are, and any shares of RedChip Stock issued upon exercise of any RedChip Option or RedChip Warrants will be, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, RedChip's Certificate of Incorporation or Bylaws, or any Contract. RedChip Options and RedChip Warrants have been, and the shares of RedChip Stock have been or will be, issued in compliance with all federal and state corporate and securities laws.

         3.3 Stockholders' Agreements, etc. Except as contemplated by this Agreement and as set forth on Schedule 3.3, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of RedChip.

         3.4 Authorization. RedChip has all necessary corporate or other power and authority to enter into this Agreement and the Ancillary Agreements to which RedChip is a party, has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by RedChip, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which RedChip is a party will be, a valid and binding obligation of RedChip, enforceable against RedChip in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3.5 Officers and Directors. Schedule 3.5 contains a true, correct and complete list of all the officers and directors of RedChip.

         3.6 Bank Accounts. Schedule 3.6 contains a list of all of RedChip's bank accounts, safe deposit boxes and persons authorized to draw thereon or have access thereto.

         3.7 Subsidiaries, Etc. RedChip does not own or hold any equity interest of any kind in any Person other than those listed on Schedule 3.7.

         3.8 Real Property.

                  (a) General. RedChip leases all real property necessary for the conduct of its business as presently conducted. RedChip does not own, nor has any RedChip predecessor owned, any Real Property.

                  (b) Leased Real Property. Schedule 3.8(b) sets forth all Leases pursuant to which Facilities are leased by RedChip (as lessee), true and correct copies of which have been delivered to FRT. Such Leases constitute all Leases, subleases or other occupancy agreements pursuant to which RedChip occupies or uses Facilities. Except as set forth on Schedule 3.8(b), RedChip has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased property described in such Leases (the "RedChip Leased Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor. With respect to each such parcel of RedChip Leased Property (i) there are no pending or, to the knowledge of RedChip, threatened condemnation proceedings relating to, or any pending or, to the knowledge of RedChip, threatened actions relating to, RedChip's leasehold interests in such RedChip Leased Property or any portion thereof, (ii) neither RedChip nor, to the knowledge of RedChip, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such RedChip Leased Property or any portion thereof or interest therein, except in connection with a Permitted Encumbrance, and (iii) RedChip has not received notice of any pending or threatened special assessment relating to such RedChip Leased Property or otherwise has any knowledge of any pending or threatened special assessment relating thereto.

         With respect to each Lease listed on Schedule 3.8(b), (i) there has been no material default under any such Lease by RedChip or, to the knowledge of RedChip, by any other party, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause a material default under any such Lease, (iii) such Lease is a valid and binding obligation of the lessor, is in full force and effect with respect to and is enforceable against the lessor in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (iv) no action has been taken by RedChip, and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than RedChip without the consent of RedChip under any such Lease that is material to RedChip, (v) no party has repudiated in writing to RedChip any term thereof or threatened in writing to RedChip to terminate, cancel or not renew any such Lease that is material to RedChip and (vi) RedChip has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

         3.9 Personal Property.

                  (a) General. RedChip owns or leases all personal property Assets necessary for the conduct of its business as presently conducted, and the personal property Assets (taken as a whole) are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its business as presently conducted.

                  (b) Owned Personal Property. Except as set forth on Schedule 3.9(b), RedChip has good and marketable title to all such personal property owned by it, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (i) there are no Leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and
(iii) there are no parties (other than RedChip) who are in possession of or who are using any such item of personal property.

                  (c) Leased Personal Property. RedChip has good and valid leasehold title to all of such Fixtures and Equipment, vehicles and other tangible personal property Assets leased by it from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. Schedule 3.9(c) sets forth all Leases for personal property involving annual payments in excess of $15,000, true and correct copies of which have been delivered or made available to FRT.

         With respect to each Lease listed on Schedule 3.9(c), (i) there has been no material default under such Lease by RedChip or, to the knowledge of RedChip, by any other party, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause (with or without notice and with or without the passage of time) a default under any such Lease,
(iii) such Lease is a valid and binding obligation of the applicable lessor, is in full force and effect and is enforceable by RedChip in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (iv) no action has been taken by RedChip and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than by RedChip without the consent of RedChip under any such Lease that is material to RedChip, (v) no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Lease that is material to RedChip and (vi) RedChip has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

         3.10 Environmental Matters.

                  (a) Pending Claims; Compliance. Except for matters that are specifically disclosed on Schedule 3.10(a), (with reference to a specifically named site or claim) and except for such matters that, individually or in the aggregate, are not reasonably likely to have a RedChip Material Adverse Effect:
(i) RedChip complies, and within all applicable statutes of limitations periods has complied, with all applicable Environmental Laws (as defined in Section

3.10(b)); (ii) RedChip is not subject to liability for any Hazardous Substance (as defined in Section 3.10(c)) disposal or contamination or any third party property; (iii) RedChip is not subject to liability for any release of, or any exposure of any person or property to, any Hazardous Substance; (iv) RedChip has not received any notice, demand, letter, claim or request for information alleging that RedChip may be in violation of or liable under any Environmental Law; (v) RedChip has not released any other person from, or waived any rights concerning, any claim under any Environmental Law; (vi) RedChip is not subject to any orders, decrees or injunctions issued by, or other arrangements with, any government authority (as defined in Section 3.10(d)) nor is RedChip subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving RedChip or its Properties that could reasonably be expected to cause RedChip to become subject to any claims, liability, investigations or costs, or to restrictions on the ownership, use or transfer of any property of RedChip, pursuant to any Environmental Law.

                  (b) Environmental Laws. As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to : (A) the protection, preservation, investigation, remediation or restoration of environmental quality, health and safety, or natural resources, or (B) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                  (c) Hazardous Substances. As used herein, the term "Hazardous Substance" means: (A) any substance that is listed, classified or regulated pursuant to or that could result in liability under any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any government authority pursuant to any Environmental Law.

         3.11 Contracts.

                  (a) Disclosure. Schedule 3.11 sets forth a complete and accurate list of all of the Contracts of the following categories:

                           (i) Contracts not made in the ordinary course of
business;

                           (ii) License agreements or royalty agreements,
whether RedChip is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software "shrink-wrap" licenses);

                           (iii) Confidentiality and non-disclosure agreements
(whether RedChip is the beneficiary or the obligated party thereunder);

                           (iv) Contracts or commitments involving future
expenditures or Liabilities, actual or potential, in excess of $50,000 after the date hereof or otherwise material to the RedChip Business or the Assets;

                           (v) Contracts or commitments relating to commission
arrangements with others that are material to the RedChip Business;

                           (vi) Employment contracts, consulting contracts,
severance agreements, "stay-bonus" agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of RedChip or (B) that will result in the payment by, or the creation of any Liability of RedChip or FRT to pay any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                           (vii) Indemnification agreements;

                           (viii) Promissory notes, loans, agreements,
indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether RedChip shall be the borrower, lender or guarantor thereunder ;

                           (ix) Contracts containing covenants limiting the
freedom of RedChip, or any RedChip Employee or Affiliate of RedChip, to engage in any line of business or compete with any Person that relates directly or indirectly to the RedChip Business;

                           (x) Any Contract with the federal, state or local
government or any agency or department thereof;

                           (xi) Any Contract or other arrangement with a Related
Party;

                           (xii) Leases of real or personal property involving
annual payments of more than $50,000; and

                           (xiii) Any other Contract under which the
consequences of a default or termination would reasonably be expected to have a RedChip Material Adverse Effect, individually or in the aggregate.

         Complete and accurate copies of all of the Contracts listed on Schedule 3.11, including all amendments and supplements thereto, have been made available to FRT. RedChip has included as part of Schedule 3.11 a brief summary of the material terms of each oral Contract.

                  (b) Absence of Defaults. Except as set forth on Schedule 3.11(b), all of the Contracts are valid, binding and enforceable in accordance with their terms with no existing (or to the knowledge of RedChip threatened) material Default or dispute. RedChip has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts. To the knowledge of RedChip, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in material Default thereunder and no notice of any claim of Default has been given to RedChip.

                  (c) Product Warranty. RedChip has not committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of RedChip, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date which could reasonably be expected to result in Liability to RedChip exceeding $50,000 in the aggregate.

         3.12 Consents. Except as set forth on Schedule 3.12, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by RedChip in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby.

         3.13 No Conflict or Violation. Except as set forth on Schedule 3.13, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, and the compliance by RedChip with all of the provisions hereof or thereof, will not:

                  (a) violate or conflict with any material provision of the governing documents of RedChip or any RedChip Stockholder;

                  (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice or the passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective assets under, any Contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which RedChip is a party or by which RedChip or any Stockholder is bound or to which any of its respective assets are subject, excluding those violations, conflicts, breaches or defaults contemplated in this Section 3.13(b) that would not result in a RedChip Material Adverse Effect;

                  (c) violate any applicable Regulation or Court Order; or

                  (d) impose any Encumbrance on any Assets or the RedChip Business.

         3.14 Permits. Schedule 3.14 sets forth a complete list of all material Permits, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect. RedChip and its predecessors have, and at all times have had, all material Permits required under any applicable Regulation in its operation of the RedChip Business or in its ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances. RedChip is not in default, nor, to the knowledge of RedChip, has RedChip received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and, except as set forth on Schedule 3.14, will not be adversely affected by the completion of the transactions contemplated by this Agreement or the Ancillary Agreements.

         3.15 Financial Statements; Books and Records.

                  (a) General. The RedChip Financial Statements are complete, are in accordance with RedChip's Books and Records and fairly present in all material respects the financial condition, results of operations and cash flows of RedChip as of the dates and for the periods indicated thereby, in accordance with GAAP consistently applied throughout the periods covered thereby (except as otherwise expressly indicated in the notes to the RedChip Financial Statements and, in the case of interim financial statements, for (i) the lack of footnotes and (ii) year-end audit adjustments that are not material).

                  (b) Internal Controls. RedChip maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (c) Books and Records. The Books and Records, in reasonable detail, accurately and fairly reflect in all material respects the activities of RedChip and the RedChip Business and have been provided to FRT for its inspection.

                  (d) All Accounts Recorded. RedChip has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

                  (e) Corporate Records. The stock records and minute books of RedChip (and its predecessor(s), if any,) that have been made available to FRT fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its stockholders, trustees and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of which RedChip is aware and contain true, correct and complete copies of their respective Certificate of Incorporation and Bylaws and all amendments thereto through the date hereof.

         3.16 Absence of Certain Changes or Events. Except as set forth on
Schedule 3.16, since the Balance Sheet Date there has not been any:

                  (a) RedChip Material Adverse Change;

                  (b) failure to operate the RedChip Business in the ordinary course so as to use all commercially reasonable efforts to preserve the RedChip Business intact and to preserve the continued services of RedChip's employees and the goodwill of suppliers, customers and others having business relations with RedChip or its Representatives;

                  (c) resignation or termination of any officer, director or manager, or any increase in the rate of compensation payable or to become payable to any officer, director or manager or Representative of RedChip (other than general, regularly-scheduled reviews), including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan;

                  (d) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or the Assets to, or entering into of any Contract with, any Related Party except regular compensation to RedChip Employees;

                  (e) sale, assignment, license, transfer or Encumbrance of any of the Assets, tangible or intangible, singly or in the aggregate, other than sales of products and services in the ordinary course of business and consistent with past practice;

                  (f) new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

                  (g) actual or threatened termination of any material customer account or group of accounts or actual or threatened material reduction in purchases or royalties payable by any such customer or occurrence of any event that is likely to result in any such termination or reduction;

                  (h) disposition or lapsing of any Proprietary Rights of RedChip, in whole or in part, or any disclosure of any Trade Secret, process or know-how to any Person not an Employee;

                  (i) change in accounting methods or practices by RedChip;

                  (j) revaluation by RedChip of any of the Assets, including writing off or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established;

                  (k) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets, the RedChip Business or the prospects of RedChip;

                  (l) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of RedChip or any redemption, purchase or other acquisition of any equity securities of RedChip;

                  (m) issuance or reservation for issuance by RedChip of, or commitment of it to issue or reserve for issuance, any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities, excluding those RedChip Options or RedChip Warrants issued in the ordinary course of business and in accordance with Section 3.2, and excluding any shares of RedChip Stock issued upon the exercise or conversion of any RedChip Option and/or RedChip Warrant;

                  (n) increase, decrease or reclassification of the capital stock of RedChip;

                  (o) amendment of the Certificate of Incorporation or Bylaws of RedChip;

                  (p) capital expenditure or execution of any lease or any incurring of liability therefor by RedChip, involving payments or obligations in excess of $50,000 in the aggregate;

                  (q) failure to pay any material obligation of RedChip when due;

                  (r) cancellation of any indebtedness or waiver of any rights of substantial value to RedChip, except in the ordinary course of business and consistent with past practice;

                  (s) indebtedness incurred by RedChip for borrowed money or any commitment to borrow money entered into by RedChip, or any loans made or agreed to be made by RedChip;

                  (t) liability incurred by RedChip except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                  (u) payment, discharge or satisfaction of any Liabilities of RedChip other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the RedChip Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

                  (v) acquisition of any equity interest in any other Person; or

                  (w) agreement by RedChip directly or indirectly to do any of the foregoing.

         3.17 Liabilities. RedChip has no Liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) Liabilities which are reflected and properly reserved against in the RedChip Financial Statements, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (iii) Liabilities arising under the Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) set forth on Schedule 3.11 or Liabilities which are not required to be disclosed on such Schedule and which have arisen or been incurred in the ordinary course of business. None of the Liabilities described in this Section 3.17 relates to any breach of Contract, breach of warranty, tort, infringement or violation of law or arose out of any action, order writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute (collectively, "Actions").

         3.18 Litigation. Except as set forth on Schedule 3.18 or Schedule 3.24, there is no Action, pending or, to the knowledge of RedChip, threatened or anticipated (i) against, relating to or affecting RedChip, any of the Assets or any of their respective officers and directors as such, (ii) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements or (iii) with respect to which there is a reasonable likelihood of a determination which would prevent RedChip from consummating the transactions contemplated hereby. None of the Actions, if adversely determined against RedChip, its directors or officers, or any other Person could reasonably be expected to result in a loss to RedChip, individually or in the aggregate, in excess of $50,000. To the knowledge of RedChip, there is no basis for any Action, which if adversely determined against RedChip, its directors or officers, or any other Person could reasonably be expected to result in a loss to RedChip, individually or in the aggregate, in excess of $50,000. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting RedChip, the

RedChip Business or any of the Assets. Schedule 3.18 contains a complete and accurate description of all Actions since January 1, 1996 to which RedChip or any predecessor of RedChip has been a party or which relate to any of the Assets or RedChip's officers or directors as such, or any such Actions which were settled prior to the institution of formal proceedings, other than Actions brought by RedChip for collection of monies owed in the ordinary course of business.

         3.19 Labor Matters.

                  (a) General. RedChip is not a party to any labor agreement with respect to RedChip Employees with any labor organization, group or association and has not experienced any attempt by organized labor or its representatives to make RedChip conform to demands of organized labor relating to RedChip Employees or to enter into a binding agreement with organized labor that would cover the RedChip Employees. There is no unfair labor practice charge or complaint against RedChip pending before the National Labor Relations Board or any other governmental agency arising out of RedChip's activities, and RedChip has no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against RedChip nor is any grievance currently being asserted against it; and RedChip has not experienced a work stoppage or other labor difficulty. There are no material controversies pending or, to the knowledge of RedChip, threatened between RedChip and RedChip Employees, and RedChip is not aware of any facts which could reasonably result in any such controversy.

                  (b) Compliance. RedChip is in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes and is not engaged in any unfair labor practice. RedChip is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

                  (c) Severance Obligations. Except as set forth on Schedule 3.19(c), RedChip has not entered into any severance, "stay-bonus" or similar arrangement in respect of any present or former Employee that will result in any obligation (absolute or contingent) of FRT or RedChip to make any payment to any present or former Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period after the Effective Time). Except as set forth on Schedule 3.19(c), neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

                  (d) Highly Compensated Employees. Attached hereto as Schedule 3.19(d) is a list of the names of all present RedChip Employees with total compensation expected to exceed $100,000 in 2000 and their current compensation payable by RedChip. Notwithstanding any provision of this Agreement or any Schedule to the contrary, RedChip represents that from and after the Effective Time no benefit or other compensation is payable to any Person identified on
Schedule 3.19(d) upon the voluntary resignation of such Person from employment with FRT or RedChip as a result of the occurrence of the Effective Time.

         3.20 Employee Benefit Plans. Schedule 3.20 contains a complete list of Employee Plans which cover or have covered employees of RedChip or any predecessor (with respect to their relationship with RedChip or any predecessor). True and complete copies of each of the following documents have been delivered by RedChip to FRT: (i) Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers or has covered employees of RedChip (with respect to their relationship with RedChip) and all amendments thereto, all summary plan descriptions, summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which RedChip generally has distributed to participants therein, the number of and a general description of the level of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan) which covers or has covered employees of RedChip (with respect to their relationship with RedChip), (iii) for the three (3) most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers or has covered employees of RedChip (with respect to their relationship with RedChip), (iv) all actuarial reports prepared for the last three (3) plan years for each Pension Plan which covers or has covered employees of RedChip (with respect to their relationship with RedChip), (v) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of RedChip, and (vi) a description setting forth the amount of any liability of RedChip as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

                  (i) Pension Plans.

                           i. No Pension Plan is subject to the minimum funding
requirements of ERISA. As of the last day of the last plan year of each Pension Plan and as of the Closing Date, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan, accrued but unpaid contributions) did not and will not exceed zero. Neither RedChip nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. Neither RedChip nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA,
(2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which RedChip or any ERISA Affiliate made contributions during the six (6) years prior to the Closing Date.

                           ii. No "accumulated funding deficiency" (for which an
excise tax is due or would be due in the absence of a waiver) as defined in
Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither RedChip nor any ERISA Affiliate has failed to pay when due any "required installment," within the meaning of
Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither RedChip nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither RedChip nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan.

                           iii. Neither RedChip nor any ERISA Affiliate is
required to provide security to a Pension Plan that covers or has covered employees or former employees of RedChip or a Subsidiary under Section 401(a)(29) of the Code.

                           iv. Each Pension Plan and each related trust
agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of RedChip (with respect to their relationship with RedChip) which has been operated as a qualified plan (1) has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and (2) has been so qualified during the period from its adoption to date.

                           v. Each Pension Plan and each related trust
agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of RedChip (with respect to their relationship with RedChip) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

                  (ii) Multiemployer Plans. Neither RedChip nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan, and no liability will arise or be imposed on RedChip or any ERISA Affiliate under, or with respect to, any Multiemployer Plan.

                  (iii) Welfare Plans.

                           i. Each Welfare Plan which covers or has covered
employees or former employees of RedChip (with respect to their relationship with RedChip) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

                           ii. Except as required by Section 4980B of the Code
or Part 6 of Title 1, Subtitle B of ERISA, none of RedChip, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of RedChip or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent RedChip or an ERISA Affiliate from amending or terminating any such benefit plan or such Welfare Plan.

                           iii. Each Welfare Plan which covers or has covered
employees or former employees of RedChip (with respect to their relationship with RedChip) and which is a "group health plan," as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

                           iv. Neither RedChip nor any ERISA Affiliate has, at
any time, maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a "multiemployer plan," as defined in
Section 3(37) of ERISA.

                           v. The insurance policies or other funding
instruments, if any, for each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of RedChip or any of its Subsidiaries (and, if applicable, their respective dependents) who has been advised by RedChip, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

                  (iv) Benefit Arrangements. Each Benefit Arrangement which covers or has covered employees or former employees of RedChip (with respect to their relationship to RedChip) presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code. Except as provided by law or in any employment agreement set forth on Schedule 3.19, the employment of all persons presently employed or retained by RedChip is terminable at will.

                  (v) Unrelated Business Taxable Income; Unpaid Contributions. No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511. Neither RedChip nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Employee Plan.

                  (vi) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of RedChip (with respect to such employee's relationship with RedChip) that, individually or collectively, requires the payment by RedChip of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                  (vii) Fiduciary Duties and Prohibited Transactions. Neither RedChip nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of RedChip or any ERISA affiliate has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any liability of RedChip or any of its Subsidiaries or any Employee Plan. RedChip has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan, and RedChip and its Subsidiaries have not been assessed any civil penalty under Section 502(l) of ERISA.

                  (viii) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of RedChip, anticipated or threatened against RedChip, any ERISA Affiliate or any Employee Plan.

                  (ix) No Amendments. Neither RedChip nor any ERISA Affiliate has announced to employees, former employees, consultants or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of RedChip (with respect to their relationship with RedChip) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of RedChip or any of its Subsidiaries (with respect to their relationship with RedChip or any of its Subsidiaries).

                  (x) Unpaid Contributions. Neither RedChip nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Pension Plan, Multiemployer Plan or Welfare Plan.

                  (xi) Insurance Contracts. No Employee Plan (other than a "multiemployer plan," as defined in Section 3(37) of ERISA) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

                  (xii) No Acceleration or Creation of Rights. Except as set forth on Schedule 3.19(c), neither the execution and delivery of this Agreement or the Ancillary Agreements by RedChip nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                  (xiii) No Other Material Liability. No event has occurred in connection with which RedChip, any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of RedChip to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

         3.21 Transactions with Related Parties. Except for employment agreements and other compensation arrangements disclosed on Schedule 3.21, no Related Party has (a) borrowed or loaned money or other property to RedChip which has not been repaid or returned, (b) any contractual relationship or other claims, express or implied, of any kind whatsoever against RedChip or (c) any interest in any property used by RedChip.

         3.22 Compliance with Law. RedChip and its predecessors have conducted the RedChip Business in compliance with all applicable Regulations and Court Orders, except as would not reasonably be expected to cause a RedChip Material Adverse Effect. RedChip has not received any notice to the effect that, or has otherwise been advised that, RedChip or any predecessor is not in compliance with any such Regulations or Court Orders, and neither RedChip nor any predecessor has any reason to anticipate that any existing circumstances are likely to result in any material violation of any of the foregoing.

         3.23 Intellectual Property.

                  (a) General. Schedule 3.23(a) sets forth with respect to Proprietary Rights of RedChip: (i) for each trademark, tradename or service mark, whether or not registered, the date first used, the application serial number or registration number, the class of goods covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered, (ii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered, (iii) for each mask work (if any), whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration, (iv) a description of all Trade Secrets that are material to the RedChip Business and (v) all such Proprietary Rights in the form of licenses. True and correct copies of all Proprietary Rights (including all pending applications, application related documents and materials and written materials relating to Trade Secrets) owned, controlled or used by or on behalf of RedChip or in which RedChip has any interest whatsoever have been provided or made available to FRT.

                  (b) Adequacy. The Proprietary Rights of RedChip are all those necessary for the normal conduct of the RedChip Business as presently conducted and as presently contemplated, including the design, manufacture and sale of all products currently under development, planned for development or in production.

                  (c) Royalties and Licenses. Except as set forth on Schedule 3.23(c), RedChip has no obligation to compensate any Person for the use of any of its Proprietary Rights nor has RedChip granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

                  (d) Ownership. RedChip owns or has a valid right to use its Proprietary Rights, and such Proprietary Rights will not cease to be valid rights of RedChip by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

                  (e) Absence of Claims. Except as set forth in Schedule 3.18, RedChip has not (A) received any notice alleging, or otherwise has knowledge of facts that might give rise to, invalidity with respect to any of the Proprietary Rights of RedChip or (B) received any notice of alleged infringement of any rights of others due to any activity by RedChip. To the knowledge of RedChip, RedChip's use of its Proprietary Rights in its past, current and planned products do not and would not infringe upon or otherwise violate the valid rights of any third party anywhere in the world. No other Person (i) has notified RedChip that it is claiming any ownership of or right to use any of RedChip's Proprietary Rights or (ii) to the knowledge of RedChip, is infringing upon any such Proprietary Rights in any way.

                  (f) Protection of Proprietary Rights. RedChip has taken reasonable steps necessary or appropriate (including, entering into appropriate confidentiality and nondisclosure agreements with officers, directors, subcontractors, RedChip Employees, licensees and customers in connection with RedChip's Assets or the RedChip Business) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Proprietary Rights that are material to the RedChip Business. RedChip does not have any knowledge of any breach of any such confidentiality or nondisclosure agreement by any party thereto.

         3.24 Tax Matters.

                  (a) Filing of Tax Returns. RedChip has timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof. Except as set forth on Schedule 3.24(a), the Tax Returns filed are complete and accurate. Except as set forth on Schedule 3.24(a), RedChip has not requested any extension of time within which to file any Tax Return. RedChip has delivered to FRT complete and accurate copies of federal, state and local Tax Returns of RedChip and its predecessors for the years ended December 31, 1999, 1998, 1997 and 1996.

                  (b) Payment of Taxes. All Taxes due from RedChip, in respect of periods (or portions thereof) beginning before the Closing Date have been timely paid or an adequate reserve (in conformity with GAAP) has been established therefor, as set forth in the RedChip Financial Statements as such reserve is adjusted for the passage of time through the Closing Date in conformity with GAAP and in accordance with RedChip's past practice, and RedChip has no Liability for Taxes in excess of the amounts so paid or reserves so established, as so adjusted. All Taxes that RedChip or its predecessors is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

                  (c) Audits, Investigations or Claims. No deficiencies for Taxes of RedChip have been claimed, proposed or assessed by any taxing or other governmental authority. There are no pending or, to the knowledge of RedChip, threatened audits, assessments or other Actions for or relating to any Liability in respect of Taxes of RedChip, and there are no matters under discussion with any governmental authorities, or known to RedChip, with respect to Taxes that are likely to result in an additional Liability for Taxes. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 3.24 and neither RedChip nor any predecessor of RedChip has been notified that any taxing authority intends to audit a Tax Return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to RedChip or any predecessor of RedChip.

                  (d) Lien. There are no Encumbrances for Taxes on any of the Assets (other than Encumbrances for Taxes not yet due and payable) or, to the knowledge of RedChip, any shares of RedChip Stock.

                  (e) Tax Elections. All elections with respect to Taxes affecting RedChip, or the Assets, as of the date hereof are set forth on
Schedule 3.24. RedChip has not (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any RedChip Assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any Asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

                  (f) Prior Affiliated Groups. RedChip is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined consolidated or unitary state or local return.

                  (g) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving RedChip, RedChip Assets, or the RedChip Business and, after the Closing Date, none of RedChip, the RedChip Assets or the RedChip Business shall be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing or have any Tax Liability thereunder for amounts due in respect of periods prior to the Closing Date.

                  (h) Partnerships. RedChip has no interest in nor is it subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes.

                  (i) No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

                  (j) USRPC. RedChip is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                  (k) Other Entity Liability. RedChip does not have any Liability for the Taxes of any Person (other than Taxes of RedChip) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (l) Correspondence. RedChip has made available to FRT all correspondence to or from RedChip or its predecessors or Affiliates (or their respective Representatives) on the one hand and the Internal Revenue Service ("IRS") or any state Tax authority on the other hand.

                  (m) Reorganization.

                           (i) Prior to the Closing, RedChip shall not have
taken, nor have any plan or intention to take, any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                           (ii) RedChip is not aware of any fact or circumstance
that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         3.25 Insurance. Schedule 3.25 contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which RedChip is the owner, insured or beneficiary. All of such policies are sufficient for (i) compliance with all Regulations and all of the Contracts, (ii) covering all reasonably foreseeable damage to and liabilities or contingencies relating to RedChip's conduct of the RedChip Business and (iii) providing replacement cost insurance coverage for all of the Assets, Fixtures and Equipment and all leasehold improvements. RedChip is not in default under any of such policies or binders, and has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no facts known to RedChip upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by RedChip through the Closing Date.

         3.26 Accounts Receivable. Except as contemplated by Schedule 3.26, the accounts and notes receivable reflected in the RedChip balance sheet as of March 31, 2000, and all accounts or notes receivable arising since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements.

         3.27 Purchase Commitments and Outstanding Bids. As of the date of this Agreement, the aggregate of all Contracts for the purchase of Inventory by RedChip, other than in the ordinary course of business, does not exceed $40,000. No outstanding purchase or outstanding lease commitment of RedChip presently is in excess of the normal, ordinary and usual requirements of the RedChip Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in RedChip's business. There are no pending obligations to lease real property in addition to those identified on Schedule 3.8(b).

         3.28 Suppliers. Schedule 3.28 sets forth a complete and accurate list of key suppliers and service providers, showing approximate purchases or fees paid by RedChip during the current fiscal year. Since the Balance Sheet Date, there has been no RedChip Material Adverse Change in the business relationship of RedChip with any supplier named on Schedule 3.28. RedChip has not received any written communication from any supplier named on Schedule 3.28 of any intention to return, terminate or materially reduce purchases from or supplies to RedChip.

         3.29 Brokers; Transaction Costs. Except as set forth on Schedule 3.29, RedChip has not entered into or will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of FRT or RedChip to pay any finder's fee, brokerage commission, legal, accounting, or similar payment in connection with the transactions contemplated hereby.

         3.30 No Other Agreements to Sell RedChip or the Assets. Neither RedChip nor any Stockholder has any legal obligation, absolute or contingent, to any other Person to sell the Assets (other than Inventory in the ordinary course of business) or to sell any capital stock of RedChip or to effect any merger, consolidation or other reorganization of RedChip or to enter into any agreement with respect thereto, except pursuant to this Agreement.

         3.31 Foreign Corrupt Practices Act. Neither RedChip nor any predecessor, nor to the knowledge of RedChip, any agent, employee or other Person associated with or acting on behalf of RedChip or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

         3.32 Financial Report; Operating Plan. RedChip has made available to FRT that certain Financial Report for 1999 Stub Period and Q1 2000 report dated as of April 27, 2000, with respect to the RedChip Business which was prepared for internal use only. RedChip represents and warrants that such report was prepared in good faith in accordance with GAAP in all material respects, are based on assumptions believed by it to be reasonable as of the date of this Agreement and, with respect to the historical information contained in such report (as opposed to any forward looking statements or projections), fairly presents in all material respects the financial condition, results of operations and cash flows and RedChip as of the date and for the periods indicated.

         3.33 Approvals. Schedule 3.33 contains a list of all material approvals or consents relating to the business conducted by RedChip which are required to be given to or obtained by RedChip from any Person in connection with the consummation of the transactions contemplated by this Agreement.

         3.34 Takeover Statutes. No Takeover Statute applicable to RedChip is applicable to the Merger or the transactions contemplated hereby.

         3.35 Material Misstatements Or Omissions. To the knowledge of RedChip, no representations or warranties by RedChip in this Agreement or any Ancillary Agreement to which it is a party or in any document, written information, exhibit, statement, certificate or schedule heretofore or hereinafter furnished by RedChip or any of its Representatives to FRT or Sub pursuant hereto, or in connection with the transactions contemplated by this Agreement or by such Ancillary Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF FRT

         As an inducement of RedChip to enter into this Agreement, FRT hereby makes as of the date hereof and as of the Closing Date, the following representations and warranties to RedChip, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to RedChip prior to the date hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article 4 setting forth certain exceptions to one or more of the representations and warranties contained in this Article 4 and certain other information called for by this Agreement. Any disclosure made in any particular Schedule may be deemed made in any other Schedule so long as the parties reasonably determine that the exception in one
Schedule is relevant or related to the disclosure in another Schedule.

         4.1 Organization. FRT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FRT has full corporate power and authority to conduct the FRT Business as it is presently being conducted and to own or lease, as applicable, the Assets owned or leased by it. FRT is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified would have a Material Adverse Effect on FRT. Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

         4.2 Capitalization.

                  (a) FRT has authorized under its Certificate of Incorporation fifty million (50,000,000) shares of FRT Stock and five million (5,000,000) shares of preferred stock, par value $.01 per share of which, as of the date hereof, 6,811,265 shares of FRT Stock and no shares of preferred stock were issued and outstanding. FRT has no other stock authorized, issued or outstanding.

                  (b) There are 2,500,000 shares of FRT Stock reserved for issuance upon the exercise of options granted or available for grant under FRT's Freerealtime.com 1999 Equity Incentive Plan, and 187,500 shares reserved for issuance upon exercise of warrants (collectively, the "FRT Options").

                  (c) No additional shares of capital stock of FRT will be issued and outstanding, and no additional shares of capital stock of FRT shall be issued prior to the issuance of the Merger Shares except for: (i) shares issued upon the exercise of any of the FRT Options, (ii) FRT Options issued in the ordinary course of business and (iii) FRT Stock issued in capital financing transactions.

                  (d) The Merger Shares to be issued pursuant to the terms of this Agreement have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

         4.3 Stockholders' Agreements, etc. Except as contemplated by this Agreement and as set forth on Schedule 4.3, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of FRT.

         4.4 Authorization. FRT has all necessary corporate or other power and authority to enter into this Agreement and the Ancillary Agreements to which FRT is a party and, has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by FRT, and this Agreement is, upon execution and delivery by each of the other parties hereto, will be, a valid and binding obligation of FRT, enforceable against FRT in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.5 Contracts.

                  (a) Disclosure. Schedule 4.5 sets forth a complete and accurate list of all of the Contracts of the following categories:

                           (i) Contracts not made in the ordinary course of
business;

                           (ii) License agreements or royalty agreements,
whether FRT is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software "shrink-wrap" licenses);

                           (iii) Confidentiality and non-disclosure agreements
(whether FRT is the beneficiary or the obligated party thereunder);

                           (iv) Contracts or commitments involving future
expenditures or Liabilities, actual or potential, in excess of $50,000 after the date hereof or otherwise material to the FRT Business or the Assets of FRT;

                           (v) Contracts or commitments relating to commission
arrangements with others that are material to the FRT Business;

                           (vi) Employment contracts, consulting contracts,
severance agreements, "stay-bonus" agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of FRT or (B) that will result in the payment by, or the creation of any Liability of FRT or RedChip to pay any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                           (vii) Indemnification agreements;

                           (viii) Promissory notes, loans, agreements,
indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether FRT shall be the borrower, lender or guarantor thereunder;

                           (ix) Contracts containing covenants limiting the
freedom of FRT, or any officer, director, Employee or Affiliate of FRT, to engage in any line of business or compete with any Person that relates directly or indirectly to the FRT Business;

                           (x) Any Contract with the federal, state or local
government or any agency or department thereof;

                           (xi) Any Contract or other arrangement with a Related
Party;

                           (xii) Leases of real or personal property involving
annual payments of more than $50,000; and

                           (xiii) Any other Contract under which the
consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on FRT, individually or in the aggregate.

         Complete and accurate copies of all of the Contracts listed on Schedule 4.5, including all amendments and supplements thereto, have been made available to RedChip. FRT has included as part of Schedule 4.5 a brief summary of the material terms of each oral Contract.

                  (b) Absence of Defaults. Except as set forth on Schedule 4.5(b), all of the Contracts are valid, binding and enforceable in accordance with their terms with no existing (or to the knowledge of FRT threatened) material Default or dispute. FRT has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts. To the knowledge of FRT, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in material Default thereunder and no notice of any claim of Default has been given to FRT or any of the Stockholders.

                  (c) Product Warranty. FRT has not committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of FRT, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date which could reasonably be expected to result in Liability to FRT exceeding $50,000 in the aggregate.

         4.6 Absence of Certain Changes or Events. Except as set forth on
Schedule 4.6, since the Balance Sheet Date there has not been any:

                  (a) FRT Material Adverse Change;

                  (b) failure to operate the FRT Business in the ordinary course so as to use all commercially reasonable efforts to preserve the FRT Business intact and to preserve the continued services of FRT's employees and the goodwill of suppliers, customers and others having business relations with FRT or its Representatives;

                  (c) resignation or termination of any officer, director or manager, or any increase in the rate of compensation payable or to become payable to any officer, director or manager or Representative of FRT (other than general, regularly-scheduled reviews), including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan;

                  (d) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or the Assets to, or entering into of any Contract with, any Related Party except regular compensation to FRT Employees;

                  (e) sale, assignment, license, transfer or Encumbrance of any of the Assets, tangible or intangible, singly or in the aggregate, other than sales of products and services in the ordinary course of business and consistent with past practice;

                  (f) new material Contracts, or material extensions, modifications, terminations or renewals thereof, except for material Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

                  (g) actual or threatened termination of any material customer account or group of accounts or actual or threatened material reduction in purchases or royalties payable by any such customer or occurrence of any event that is likely to result in any such termination or reduction;

                  (h) disposition or lapsing of any Proprietary Rights of FRT, in whole or in part, or any disclosure of any Trade Secret, process or know-how to any Person not an Employee;

                  (i) change in accounting methods or practices by FRT;

                  (j) revaluation by FRT of any of the Assets, including writing off or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established;

                  (k) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets, the FRT Business or the prospects of FRT;

                  (l) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of FRT or any redemption, purchase or other acquisition of any equity securities of FRT;

                  (m) issuance or reservation for issuance by FRT of, or commitment of it to issue or reserve for issuance, any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities, excluding those FRT Options issued in the ordinary course of business, and excluding any shares of FRT Stock issued upon the exercise or conversion of any FRT Option;

                  (n) increase, decrease or reclassification of the capital stock of FRT;

                  (o) amendment of the Certificate of Incorporation or Bylaws of FRT;

                  (p) capital expenditure or execution of any lease or any incurring of liability therefor by FRT, involving payments or obligations in excess of $50,000 in the aggregate;

                  (q) failure to pay any material obligation of FRT when due;

                  (r) cancellation of any indebtedness or waiver of any rights of substantial value to FRT, except in the ordinary course of business and consistent with past practice;

                  (s) indebtedness incurred by FRT for borrowed money or any commitment to borrow money entered into by FRT, or any loans made or agreed to be made by FRT;

                  (t) liability incurred by FRT except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                  (u) payment, discharge or satisfaction of any Liabilities of FRT other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

                  (v) acquisition of any equity interest in any other Person; or

                  (w) agreement by FRT directly or indirectly to do any of the foregoing.

         4.7 Liabilities. FRT has no Liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) Liabilities which are reflected and properly reserved against in the FRT Financial Statements, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (iii) Liabilities arising under the Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) set forth on Schedule 4.5 or Liabilities which are not required to be disclosed on such Schedule and which have arisen or been incurred in the ordinary course of business. None of the Liabilities described in this Section 4.7 relates to any breach of Contract, breach of warranty, tort, infringement or violation of law or arose out of any action, order writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute (collectively, "FRT Actions").

         4.8 Litigation. Except as set forth on Schedule 4.8 or Schedule 4.14, there is no FRT Action, pending or, to the knowledge of FRT, threatened or anticipated (i) against, relating to or affecting FRT, any of the Assets or any of their respective officers and directors as such, (ii) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements or (iii) with respect to which there is a reasonable likelihood of a determination which would prevent FRT from consummating the transactions contemplated hereby. None of the FRT Actions, if adversely determined against FRT, its directors or officers, or any other Person could reasonably be expected to result in a loss to FRT, individually or in the aggregate, in excess of $50,000. To the knowledge of FRT, there is no basis for any FRT Action, which if adversely determined against FRT, its directors or officers, or any other Person could reasonably be expected to result in a loss to FRT, individually or in the aggregate, in excess of $50,000. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting FRT, the FRT Business or any of the Assets of FRT. Schedule 4.8 contains a complete and accurate description of all FRT Actions since January 1, 1996 to which FRT or any predecessor of FRT has been a party or which relate to any of the Assets or FRT's officers or directors as such, or any such FRT Actions which were settled prior to the institution of formal proceedings, other than FRT Actions brought by FRT for collection of monies owed in the ordinary course of business.

         4.9 Labor Matters.

                  (a) General. FRT is not a party to any labor agreement with respect to the FRT Employees with any labor organization, group or association and has not experienced any attempt by organized labor or its representatives to make FRT conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover the Employees of FRT. There is no unfair labor practice charge or complaint against FRT pending before the National Labor Relations Board or any other governmental agency arising out of FRT's activities, and FRT does not have any knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against FRT nor is any grievance currently being asserted against it; and FRT has not experienced a work stoppage or other labor difficulty. There are no material controversies pending or, to the knowledge of FRT, threatened between FRT and its Employees, and FRT is not aware of any facts which could reasonably result in any such controversy.

                  (b) Compliance. FRT is in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes and is not engaged in any unfair labor practice. FRT is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

                  (c) Severance Obligations. Except as set forth on Schedule 4.9(c), FRT has not entered into any severance, "stay-bonus" or similar arrangement in respect of any present or former Employee that will result in any obligation (absolute or contingent) of RedChip or FRT to make any payment to any present or former Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period after the Effective Time). Except as set forth on Schedule 4.9(c), neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

                  (d) Highly Compensated Employees. Attached hereto as Schedule 4.9(d) is a list of the names of all present FRT Employees with total compensation expected to exceed $100,000 in 2000 and their current compensation payable by FRT. Notwithstanding any provision of this Agreement or any Schedule to the contrary, FRT represents that from and after the Effective Time no benefit or other compensation is payable to any Person identified on Schedule 4.9(d) upon the voluntary resignation of such Person from employment with RedChip or FRT as a result of the occurrence of the Effective Time.

         4.10 Employee Benefit Plans. Schedule 4.10 contains a complete list of Employee Plans which cover or have covered employees of FRT or any predecessor (with respect to their relationship with FRT or any predecessor). True and complete copies of each of the following documents have been made available by FRT to RedChip: (i) Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers or has covered employees of FRT (with respect to their relationship with FRT) and all amendments thereto, all summary plan descriptions, summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which FRT generally has distributed to participants therein, the number of and a general description of the level of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan) which covers or has covered employees of FRT (with respect to their relationship with FRT), (iii) for the three (3) most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers or has covered employees of FRT (with respect to their relationship with FRT), (iv) all actuarial reports prepared for the last three (3) plan years for each Pension Plan which covers or has covered employees of FRT (with respect to their relationship with FRT), (v) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of FRT, and (vi) a description setting forth the amount of any liability of FRT as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

                  (i) Pension Plans.

                           i. No Pension Plan is subject to the minimum funding
requirements of ERISA. As of the last day of the last plan year of each Pension Plan and as of the Closing Date, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan, accrued but unpaid contributions) did not and will not exceed zero. Neither FRT nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. Neither FRT nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA,
(2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which FRT or any ERISA Affiliate made contributions during the six (6) years prior to the Closing Date.

                           ii. No "accumulated funding deficiency" (for which an
excise tax is due or would be due in the absence of a waiver) as defined in
Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither FRT nor any ERISA Affiliate has failed to pay when due any "required installment," within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither FRT nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither FRT nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan.

                           iii. Neither FRT nor any ERISA Affiliate is required
to provide security to a Pension Plan that covers or has covered employees or former employees of FRT or a Subsidiary under Section 401(a)(29) of the Code.

                           iv. Each Pension Plan and each related trust
agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of FRT (with respect to their relationship with FRT) which has been operated as a qualified plan (1) has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and
(2) has been so qualified during the period from its adoption to date.

                           v. Each Pension Plan and each related trust
agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of FRT (with respect to their relationship with FRT) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

                  (ii) Multiemployer Plans. Neither FRT nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan, and no liability will arise or be imposed on FRT or any ERISA Affiliate under, or with respect to, any Multiemployer Plan.

                  (iii) Welfare Plans.

                           i. Each Welfare Plan which covers or has covered
employees or former employees of FRT (with respect to their relationship with FRT) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

                           ii. Except as required by Section 4980B of the Code
or Part 6 of Title 1, Subtitle B of ERISA, none of FRT, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of FRT or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent FRT or an ERISA Affiliate from amending or terminating any such benefit plan or such Welfare Plan.

                           iii. Each Welfare Plan which covers or has covered
employees or former employees of FRT (with respect to their relationship with FRT) and which is a "group health plan," as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

                           iv. Neither FRT nor any ERISA Affiliate has, at any
time, maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA.

                           v. The insurance policies or other funding
instruments, if any, for each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of FRT or any of its Subsidiaries (and, if applicable, their respective dependents) who has been advised by FRT, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

                  (iv) Benefit Arrangements. Each Benefit Arrangement which covers or has covered employees or former employees of FRT (with respect to their relationship to FRT) presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code.

                  (v) Unrelated Business Taxable Income; Unpaid Contributions. No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511. Neither FRT nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Employee Plan.

                  (vi) Deductibility of Payments. There is no contract, agreement, plan or arrangement covering any employee or former employee of FRT (with respect to such employee's relationship with FRT) that, individually or collectively, requires the payment by FRT of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                  (vii) Fiduciary Duties and Prohibited Transactions. Neither FRT nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of FRT or any ERISA affiliate has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any liability of FRT or any of its Subsidiaries or any Employee Plan. FRT has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan, and FRT and its Subsidiaries have not been assessed any civil penalty under Section 502(l) of ERISA.

                  (viii) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of FRT, anticipated or threatened against FRT, any ERISA Affiliate or any Employee Plan.

                  (ix) No Amendments. Neither FRT nor any ERISA Affiliate has announced to employees, former employees, consultants or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of FRT (with respect to their relationship with FRT) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of FRT or any of its Subsidiaries (with respect to their relationship with FRT or any of its Subsidiaries).

                  (x) Unpaid Contributions. Neither FRT nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Pension Plan, Multiemployer Plan or Welfare Plan.

                  (xi) Insurance Contracts. No Employee Plan (other than a "multiemployer plan," as defined in Section 3(37) of ERISA) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

                  (xii) No Acceleration or Creation of Rights. Neither the execution and delivery of this Agreement or the Ancillary Agreements by FRT nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                  (xiii) No Other Material Liability. No event has occurred in connection with which FRT, any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of FRT to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

         4.11 Transactions with Related Parties. Except for employment agreements and other compensation arrangements disclosed on Schedule 4.11, no Related Party has (a) borrowed or loaned money or other property to FRT which has not been repaid or returned, (b) any contractual relationship or other claims, express or implied, of any kind whatsoever against FRT or (c) any interest in any property used by FRT.

         4.12 Compliance with Law. FRT and its predecessors have conducted the FRT Business in compliance with all applicable Regulations and Court Orders, except as would not reasonably be expected to cause a FRT Material Adverse Effect. FRT has not received any notice to the effect that, or has otherwise been advised that, FRT or any predecessor is not in compliance with any such Regulations or Court Orders, and neither FRT nor any predecessor has any reason to anticipate that any existing circumstances are likely to result in any material violation of any of the foregoing.

         4.13 Intellectual Property.

                  (a) General. Schedule 4.13(a) sets forth with respect to Proprietary Rights of FRT: (i) for each trademark, tradename or service mark, whether or not registered, (ii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered, (iii) for each mask work (if any), whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration and (iv) all such Proprietary Rights in the form of licenses. True and correct copies of all Proprietary Rights (including all pending applications, application related documents and materials and written materials relating to Trade Secrets) owned, controlled or used by or on behalf of FRT or in which FRT has any interest whatsoever have been provided or made available to RedChip.

                  (b) Adequacy. The Proprietary Rights of FRT are all those necessary for the normal conduct of the FRT Business as presently conducted and as presently contemplated, including the design, manufacture and sale of all products currently under development, planned for development or in production.

                  (c) Royalties and Licenses. Except as set forth on Schedule 4.13(c), FRT has no obligation to compensate any Person for the use of any of its Proprietary Rights nor has FRT granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

                  (d) Ownership. FRT owns or has a valid right to use its Proprietary Rights, and such Proprietary Rights will not cease to be valid rights of FRT by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

                  (e) Absence of Claims. Except as set forth in Schedule 4.13, FRT has not (A) received any notice alleging, or otherwise has knowledge of facts that might give rise to, invalidity with respect to any of the Proprietary Rights of FRT or (B) received any notice of alleged infringement of any rights of others due to any activity by FRT. To the knowledge of FRT, FRT's use of its Proprietary Rights in its past, current and planned products do not and would not infringe upon or otherwise violate the valid rights of any third party anywhere in the world. No other Person (i) has notified FRT that it is claiming any ownership of or right to use any of FRT's Proprietary Rights or (ii) to the knowledge of FRT, is infringing upon any such Proprietary Rights in any way.

                  (f) Protection of Proprietary Rights. FRT has taken reasonable steps necessary or appropriate (including, entering into appropriate confidentiality and nondisclosure agreements with officers, directors, subcontractors, FRT Employees, licensees and customers in connection with the Assets or the FRT Business) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Proprietary Rights that are material to the Business. FRT has no knowledge of any breach of any such confidentiality or nondisclosure agreement by any party thereto.

         4.14 Tax Matters.

                  (a) Filing of Tax Returns. FRT has timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof. The Tax Returns filed are complete and accurate. Except as set forth on Schedule 4.14(a), FRT has not requested any extension of time within which to file any Tax Return. FRT has delivered to RedChip complete and accurate copies of federal, state and local Tax Returns of FRT and its predecessors for the years ended March 31, 2000, 1999 and 1998.

                  (b) Payment of Taxes. All Taxes due from FRT, or for which it could under any circumstances be liable, in respect of periods (or portions thereof) beginning before the Closing Date have been timely paid or an adequate reserve (in conformity with GAAP) has been established therefor, as set forth in the FRT Financial Statements, and FRT has no Liability for Taxes in excess of the amounts so paid or reserves so established. Except as set forth on Schedule 4.14, all Taxes that FRT or its predecessors is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

                  (c) Audits, Investigations or Claims. No deficiencies for Taxes of FRT have been claimed, proposed or assessed by any taxing or other governmental authority. Except as set forth on Schedule 4.14, there are no pending or, to the knowledge of FRT, threatened audits, assessments or other FRT Actions for or relating to any Liability in respect of Taxes of FRT, and there are no matters under discussion with any governmental authorities, or known to FRT, with respect to Taxes that are likely to result in an additional Liability for Taxes. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 4.14 and, except as set forth in such Schedule, neither FRT, any predecessor or any Stockholder has been notified that any taxing authority intends to audit a Tax Return for any other period. Except as set forth on Schedule 4.14, no extension of a statute of limitations relating to Taxes is in effect with respect to FRT or any predecessor.

                  (d) Lien. There are no Encumbrances for Taxes on any of the Assets or any shares of FRT Stock.

                  (e) Tax Elections. All elections with respect to Taxes affecting FRT, or the Assets, as of the date hereof are set forth on Schedule
4.14. FRT has not (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any Assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise;
(iii) made an election, or is required, to treat any Asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

                  (f) Prior Affiliated Groups. FRT is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined consolidated or unitary state or local return.

                  (g) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving FRT, the Assets or the FRT Business and, after the Closing Date, none of FRT, its Assets or the FRT Business shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

                  (h) Partnerships. FRT has no interest in nor is it subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes.

                  (i) No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

                  (j) USRPC. FRT is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                  (k) Other Entity Liability. FRT does not have any Liability for the Taxes of any Person (other than Taxes of FRT (without regard to the activities of any predecessor)) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (l) Correspondence. FRT has made available to RedChip all correspondence to or from FRT or its predecessors or Affiliates (or their respective Representatives) on the one hand and the Internal Revenue Service ("IRS") or any state Tax authority on the other hand.

         4.15 Insurance. Schedule 4.15 contains a complete and accurate list of all material policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which FRT is the owner, insured or beneficiary. All of such policies are sufficient for (i) compliance with all Regulations and all of the Contracts, (ii) covering all reasonably foreseeable damage to and liabilities or contingencies relating to FRT's conduct of the FRT Business and
(iii) providing replacement cost insurance coverage for all of the FRT Assets, Fixtures and Equipment and all leasehold improvements. FRT is not in default under any of such policies or binders, and has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no facts known to FRT upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by FRT through the Closing Date.

         4.16 Accounts Receivable. Except as contemplated by Schedule 4.16, the accounts and notes receivable reflected in the Balance Sheet, and all accounts or notes receivable arising since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements.

         4.17 Suppliers. Schedule 4.17 sets forth a complete and accurate list of the names and addresses of the ten (10) suppliers with the greatest dollar volume of sales to FRT during the last fiscal year and during the last fiscal quarter, showing the approximate total purchases in dollars by FRT from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no FRT Material Adverse Change in the business relationship of FRT with any supplier named on Schedule 4.17. FRT has not received any written communication from any supplier named on Schedule 4.17 of any intention to return, terminate or materially reduce purchases from or supplies to FRT.

         4.18 Brokers; Transaction Costs. Except as set forth on Schedule 4.18, FRT has not entered into or will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of RedChip or FRT to pay any finder's fee, brokerage commission, legal, accounting, or similar payment in connection with the transactions contemplated hereby.

         4.19 No Other Agreements to Sell FRT or the Assets. FRT does not have any legal obligation, absolute or contingent, to any other Person to sell its Assets (other than Inventory in the ordinary course of business) or to sell any capital stock of FRT or to effect any merger, consolidation or other reorganization of FRT or to enter into any agreement with respect thereto, except pursuant to this Agreement.

         4.20 Foreign Corrupt Practices Act. Neither FRT nor any predecessor, nor to the knowledge of FRT, any agent, employee or other Person associated with or acting on behalf of FRT or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

         4.21 Approvals. Schedule 4.21 contains a list of all material approvals or consents relating to the business conducted by FRT which are required to be given to or obtained by FRT from any Person in connection with the consummation of the transactions contemplated by this Agreement.

         4.22 Takeover Statutes. No Takeover Statute applicable to FRT is applicable to the Merger or the transactions contemplated hereby.

         4.23 Material Misstatements Or Omissions. To the knowledge of FRT, no representations or warranties by FRT in this Agreement or any Ancillary Agreement to which it is a party or in any document, written information, exhibit, statement, certificate or schedule heretofore or hereinafter furnished by FRT or any of its Representatives to RedChip pursuant hereto, or in connection with the transactions contemplated by this Agreement or by such Ancillary Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

         4.24 Officers and Directors. Schedule 4.24 contains a true, correct and complete list of all the officers and directors of FRT.

         4.25 Bank Accounts. Schedule 4.25 contains a list of all of FRT's bank accounts, safe deposit boxes and persons authorized to draw thereon or have access thereto.

         4.25 Subsidiaries, Etc. FRT does not own or hold any equity interest of any kind in any Person other than those listed on Schedule 4.26.

         4.26 Real Property.

                  (a) General. FRT owns or leases all real property necessary for the conduct of its business as presently conducted.

                  (b) Owned Real Property. Schedule 4.27(b) hereto sets forth all Facilities owned by FRT or to be acquired by it prior to the Effective Time. With respect to each parcel of owned real property, except as set forth on
Schedule 4.27(b), (i) FRT has good and marketable fee simple title to such parcel of real property, free and clear of any and all Encumbrances other than Permitted Encumbrances, (ii) there are no Leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel of real property, except for those which constitute a Permitted Encumbrance, (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such parcel of real property or any portion thereof or interest therein, (iv) there are no parties (other than FRT) who are in possession of or who are using any such parcel of real property, except in connection with a Permitted Encumbrance, and (v) there is no (A) pending or, to the knowledge of FRT, threatened condemnation proceeding relating to such parcel of real property, (B) pending or, to the knowledge of FRT, threatened action relating to such parcel of real property, or (C) other matter adversely affecting the current or currently proposed use, occupancy or value of, such parcel of real property in any material respect.

                  (c) Leased Real Property. Schedule 4.27(c) sets forth all Leases pursuant to which Facilities are leased by FRT (as lessee), true and correct copies of which have been made available to RedChip. Such Leases constitute all Leases, subleases or other occupancy agreements pursuant to which FRT occupies or uses Facilities. Except as set forth on Schedule 4.27(c), FRT has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased property described in such Leases (the "FRT Leased Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor. With respect to each such parcel of FRT Leased Property (i) there are no pending or, to the knowledge of FRT, threatened condemnation proceedings relating to, or any pending or, to the knowledge of FRT, threatened actions relating to, FRT's leasehold interests in such FRT Leased Property or any portion thereof, (ii) neither FRT nor, to the knowledge of FRT, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such FRT Leased Property or any portion thereof or interest therein, except in connection with a Permitted Encumbrance, and (iii) FRT has not received notice of any pending or threatened special assessment relating to such FRT Leased

Property or otherwise has any knowledge of any pending or threatened special assessment relating thereto.

         With respect to each Lease listed on Schedule 4.27(c), (i) there has been no material default under any such Lease by FRT or, to the knowledge of FRT, by any other party, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause a material default under any such Lease, (iii) such Lease is a valid and binding obligation of the lessor, is in full force and effect with respect to and is enforceable against the lessor in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (iv) no action has been taken by FRT, and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than FRT without the consent of FRT under any such Lease that is material to FRT, (v) no party has repudiated in writing to FRT any term thereof or threatened in writing to FRT to terminate, cancel or not renew any such Lease that is material to FRT and (vi) FRT has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

         4.28 Personal Property.

                  (a) General. FRT owns or leases all personal property Assets necessary for the conduct of its business as presently conducted, and the personal property Assets (taken as a whole) are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its business as presently conducted.

                  (b) Owned Personal Property. Except as set forth on Schedule 4.28(b), FRT has good and marketable title to all such personal property owned by it, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (i) there are no Leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and
(iii) there are no parties (other than FRT) who are in possession of or who are using any such item of personal property.

                  (c) Leased Personal Property. FRT has good and valid leasehold title to all of such Fixtures and Equipment, vehicles and other tangible personal property Assets leased by it from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. Schedule 4.28(c) sets forth all Leases for personal property involving annual payments in excess of $15,000, true and correct copies of which have been delivered or made available to RedChip.

         With respect to each Lease listed on Schedule 4.28(c), (i) there has been no material default under such Lease by FRT or, to the knowledge of FRT, by any other party, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause (with or without notice and with or without the passage of time) a default under any such Lease, (iii) such Lease is a valid and binding obligation of the applicable lessor, is in full force and effect and is enforceable by FRT in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (iv) no action has been taken by FRT and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than by FRT without the consent of FRT under any such Lease that is material to FRT, (v) no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Lease that is material to FRT and (vi) FRT has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

         4.29 Authorization. Each of FRT and Sub has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each FRT and Sub, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which each of FRT and Sub is a party will be, a valid and binding obligation of each of FRT and Sub enforceable against each of FRT and Sub in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.30 Reports and Financial Statements. FRT has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act or the Securities Act, and has previously provided or made available to RedChip true and complete copies of all reports filed by FRT with the SEC since January 1, 2000 (the "SEC Reports"). Such SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports, as of its date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of FRT, including the notes thereto, included in the SEC Reports have been prepared in accordance with GAAP consistently applied (except as otherwise stated in the footnotes to the financial statements) and fairly present in all material respects the consolidated financial condition of FRT as at the dates thereof and consolidated results of operations and cash flows for the periods then ended.

         4.31 Environmental Matters. Except for matters that are specifically disclosed on Schedule 4.31, (with reference to a specifically named site or claim) and except for such matters that, individually or in the aggregate, are not reasonably likely to have a FRT Material Adverse Effect: (i) FRT complies, and within all applicable statutes of limitations periods has complied, with all applicable Environmental Laws; (ii) FRT is not subject to liability for any Hazardous Substance disposal or contamination or any third party property; (iii) FRT is not subject to liability for any release of, or any exposure of any person or property to, any Hazardous Substance; (iv) FRT has not received any notice, demand, letter, claim or request for information alleging that FRT may be in violation of or liable under any Environmental Law; (v) FRT has not released any other person from, or waived any rights concerning, any claim under any Environmental Law; (vi) FRT is not subject to any orders, decrees or injunctions issued by, or other arrangements with, any Governmental Entity nor is FRT subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vii) there are no circumstances or conditions involving FRT or its Properties that could reasonably be expected to cause FRT to become subject to any claims, liability, investigations or costs, or to restrictions on the ownership, use or transfer of any property of FRT, pursuant to any Environmental Law.

         4.32 Consents. Except as set forth on Schedule 4.32, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by FRT in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby.

         4.33 No Conflict or Violation. Except as set forth on Schedule 4.33, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, and the compliance by FRT with all of the provisions hereof or thereof, will not:

                  (a) violate or conflict with any provision of the governing documents of FRT;

                  (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice or the passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective assets under, any Contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which FRT is a party or by which FRT is bound or to which any of its respective assets are subject, excluding those violations, conflicts, breaches or defaults contemplated in this Section 4.33(b) that would not result in a FRT Material Adverse Effect;

                  (c) violate any applicable Regulation or Court Order; or

                  (d) impose any Encumbrance on any Assets or the FRT Business.

         4.34 Permits. Schedule 4.34 sets forth a complete list of all material Permits, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect. FRT and its predecessors have, and at all times have had, all material Permits required under any applicable Regulation in its operation of the FRT Business or in its ownership of the FRT Assets, and owns or possesses such Permits free and clear of all Encumbrances. FRT is not in default, nor, to the knowledge of FRT, has FRT received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and, except as set forth on Schedule 4.34, will not be adversely affected by the completion of the transactions contemplated by this Agreement or the Ancillary Agreements.

         4.35 Reorganization Tax Matters.

                  (a) Neither FRT nor Sub have taken, and neither of them has any plan or intention to take, any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of
Section 368(a) of the Code.

                  (b) Neither FRT nor Sub is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 5
                    COVENANTS OF REDCHIP PRIOR TO THE CLOSING

         RedChip covenants as follows for the period from the date hereof through the Closing Date:

         5.1 Conduct of Business. From the date hereof through the Closing Date, RedChip shall, except as otherwise expressly contemplated by this Agreement, or as consented to by FRT in writing, operate the RedChip Business solely in the ordinary course of business and in accordance with past practice and will not, in any event, take any action inconsistent with this Agreement, the Ancillary Agreements or the consummation of the Closing. Without limiting the generality of the foregoing, RedChip shall not, except as specifically contemplated by this Agreement or as consented to by FRT in writing (which consent shall not be unreasonably withheld or delayed):

                  (a) incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person in excess of $50,000;

                  (b) issue or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock (except pursuant to RedChip Options or RedChip Warrants outstanding on the date of this Agreement and disclosed on Schedule 3.2(b) or
Schedule 3.2(c), or pursuant to RedChip Options issued in the ordinary course of business in accordance with Section 3.2(a));

                  (c) declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock;

                  (d) make any change to RedChip's Certificate of Incorporation or Bylaws;

                  (e) mortgage, pledge or otherwise encumber any RedChip Assets or sell, transfer, license or otherwise dispose of any RedChip Assets except for sales in the ordinary course of business and consistent with past practice;

                  (f) cancel, release or assign any indebtedness owed to it or any claims or rights held by it except as required by existing contracts;

                  (g) make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person in excess of $30,000;

                  (h) terminate any material Contract or make any material change in any material Contract;

                  (i) enter into or modify any employment Contract, (ii) pay any compensation to or for any Employee, officer or director other than in the ordinary course of business and pursuant to existing employment arrangements,
(iii) pay or agree to pay any bonus, incentive compensation, service award, severance, "stay bonus" or other like benefit, (iv) enter into or modify any other Employee Plan, or (v) modify the RedChip Stock Option Plan;

                  (j) enter into or modify any Contract or other arrangement with a Related Party;

                  (k) make any change in any method of accounting or accounting practice except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred by RedChip's independent public accountants;

                  (l) fail to comply with all Regulations applicable to the Assets (except as would not reasonably be expected to result in a RedChip Material Adverse Effect) and the RedChip Business consistent with past practices;

                  (m) fail to use its commercially reasonable efforts to (i) maintain the RedChip Business, (ii) retain the RedChip Employees so that such RedChip Employees will remain available to the Surviving Corporation on and after the Closing Date except to the extent that the loss of such RedChip Employees would not have a RedChip Material Adverse Effect, (iii) maintain existing relationships with material suppliers and customers and others having business dealings with RedChip and/or FRT and (iv) otherwise to preserve the goodwill of the RedChip Business so that such relationships and goodwill will be preserved on and after the Closing Date;

                  (n) make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (o) commence any Action or other legal proceeding;

                  (p) do any other act which would cause any representation or warranty of RedChip in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice; or

                  (q) directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Sections 5.1(a) through 5.1(p).

         5.2 Competing Proposals; Board Recommendation.

                  (a) Neither RedChip nor any of its representatives will, directly or indirectly, (i) solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to (A) the sale or exchange of RedChip's capital stock, or (B) the merger of RedChip with, or the direct or indirect disposition of a significant amount of the Assets or the Business to, any Person other than FRT; or (ii) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. RedChip hereby represents that neither RedChip nor any of its representatives is now engaged in discussions or negotiations with any party other than FRT with respect to any transaction of the kind described in clauses (a)(i)(A) or (a)(i)(B) of the preceding sentence (an "Acquisition Proposal"). RedChip agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any of them is a party. RedChip and the Stockholders shall (w) immediately notify FRT (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal,
(x) promptly notify FRT of the terms of any proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (y) promptly provide FRT with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (z) keep FRT informed of the status of such offer and the offeror's efforts and activities with respect thereto.

                  (b) Notwithstanding the foregoing, nothing contained in this
Section 5.2 shall prohibit the Board of Directors of RedChip from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide proposal or offer with respect to RedChip that constitutes an Acquisition Proposal for RedChip, if: (A) the Board of Directors of RedChip determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, RedChip provides written notice to FRT of the identity of the Person making the Acquisition Proposal for RedChip and that it intends to furnish information to, or intends to enter into discussions or negotiations with, such Person; (C) RedChip keeps FRT informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provides FRT with copies of any and all written inquiries or proposals relating thereto, and (D) such Acquisition Proposal was not solicited in violation of Section 5.2(a).

                  (c) Notwithstanding any other provision of this Agreement, in the event that an Acquisition Proposal for RedChip constitutes a RedChip Superior Proposal (as defined below), the Board of Directors of RedChip may recommend such RedChip Superior Proposal to its stockholders (i) if, but only if, RedChip (A) complies fully with this
Section 5.2 and (B) provides FRT with at least four (4) business days' prior written notice of its intent to withdraw its recommendations of this Agreement and (ii) if, in the event that during such four (4) business days FRT makes a counter proposal to such RedChip Superior Proposal (the "FRT Counter Proposal"), the RedChip Board of Directors in good faith, taking into account the advice of its outside financial advisors, determines that the FRT Counter Proposal is not at least as favorable to RedChip's stockholders as the RedChip Superior Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal).

                  (d) For the purpose of this Agreement, a "RedChip Superior Proposal" means a bona fide Acquisition Proposal, having no financing contingency, for more than seventy-five percent (75%) of the aggregate voting power of the RedChip Equity Securities and made by a Person other than an affiliate of RedChip that the Board of Directors of RedChip believes in good faith, (x) taking into account the advice of its outside financial advisors, to be superior, from a financial point of view, to the stockholders of RedChip than the proposal set forth in this Agreement and (y) to be more favorable generally to the stockholders of RedChip (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal); provided that the Board of Directors of RedChip has determined in good faith, taking into account the advice of its outside legal counsel, that it is reasonably likely to be required to recommend such proposal to the RedChip stockholders to comply with its fiduciary duties to stockholders under applicable law.

                  (e) For the purpose of this Agreement, "RedChip Equity Securities" means: (i) any RedChip common stock; (ii) any debt or equity securities of RedChip convertible into or exchangeable for RedChip common stock (on a fully-converted basis); and (iv) any options, warrants or rights (or any other similar securities) issued by RedChip to acquire RedChip common stock (on a fully-converted basis).

                  (f) Nothing in this Section 5.2 shall (i) permit RedChip to terminate this Agreement (except as specifically provided in Article 11 hereof) or (ii) affect any other obligation of RedChip under this Agreement.

         5.3 Board Observer Rights. From the date hereof to the first to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with Section 11.1, FRT will be invited to have a representative of FRT attend all meetings of RedChip's Board of Directors and any board committees as an observer and to receive copies of all materials and communications provided to RedChip's Board of Directors and board committees when so distributed. FRT's representatives will not be excluded from any portion of such meetings or discussions except only for those portions (i) in which RedChip's position on issues with FRT is considered, (ii) in which RedChip's counsel communicates with RedChip's Board of Directors on matters where FRT's attendance might jeopardize the maintenance of the corporate attorney-client privilege for RedChip and (iii) in which, in the good faith judgment of counsel to RedChip, participation by FRT is not appropriate under applicable law, including, but not limited to,


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

portions involving data which is not appropriate for dissemination to FRT under applicable antitrust or trade regulation laws.

         5.4 FIRPTA Compliance. On or prior to the Closing Date, RedChip shall deliver to FRT a properly executed statement in a form reasonably acceptable to FRT for purposes of satisfying FRT's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

         5.5 RedChip's Auditors. RedChip will use commercially reasonable efforts to cause its management and RedChip's independent accountants, Arthur Andersen, to facilitate on a timely basis the preparation of financial statements (including pro forma financial statements if required) as required by FRT to comply with applicable SEC regulations.

         5.6 RCP-Robins Agreement. In order to assure RedChip Shareholder Approval of the Merger, the parties agree that Roth Capital Partners ("RCP") and Marc Robins shall enter into an agreement, substantially in the form attached hereto as Exhibit C, to vote all capital stock controlled by RCP and Marc Robins in favor of the Merger and associated transactions at the RedChip Stockholder Meeting convened to obtain RedChip Shareholder Approval of the Merger (the "RCP-Robins Agreement").

                                    ARTICLE 6
                                COVENANTS OF FRT

         FRT covenants, as to itself and where applicable, as to Sub, as follows for the period from the date hereof through the Closing Date:

         6.1 Conduct of Business. From the date hereof through the Closing Date, FRT and Sub shall, except as otherwise expressly contemplated by this Agreement or as set forth on Schedule 6.1, or as consented to by RedChip in writing, operate the FRT Business solely in the ordinary course of business and in accordance with past practice and will not, in any event, take any action inconsistent with this Agreement, the Ancillary Agreements or the consummation of the Closing. Without limiting the generality of the foregoing, FRT shall not, nor shall FRT cause Sub to, except as specifically contemplated by this Agreement or as consented to by RedChip in writing (which consent shall not be unreasonably withheld or delayed):

                  (a) incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person in excess of $50,000;

                  (b) except as set forth on Schedule 6.1, issue or commit to issue any shares of their capital stock or any other securities or any securities convertible into shares of their capital stock or any other securities, including, without limitation, any options to acquire capital stock;

                  (c) declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock;

                  (d) make any change to their Certificates of Incorporation or Bylaws;

                  (e) mortgage, pledge or otherwise encumber any Assets or sell, transfer, license or otherwise dispose of any Assets except for sales in the ordinary course of business and consistent with past practice;

                  (f) cancel, release or assign any indebtedness owed to them or any claims or rights held by them;

                  (g) except as set forth on Schedule 6.1, make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person in excess of $30,000;

                  (h) terminate any material Contract or make any material change in any material Contract;

                  (i) other than any actions taken in connection with the Employment Agreements, enter into or modify any other employment Contract, (ii) pay any compensation to or for any Employee, officer or director other than in the ordinary course of business and pursuant to existing employment arrangements, (iii) pay or agree to pay any bonus, incentive compensation, service award, severance, "stay bonus" or other like benefit, (iv) enter into or modify any other Employee Plan, or (v) modify the FRT Stock Option Plan;

                  (j) enter into or modify any Contract or other arrangement with a Related Party;

                  (k) make any change in any method of accounting or accounting practice except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred by FRT's independent public accountants;

                  (l) fail to comply with all Regulations applicable to the Assets (except as would not reasonably be expected to result in a FRT Material Adverse Effect) and the Business consistent with past practices;

                  (m) fail to use its commercially reasonable efforts to (i) maintain the FRT Business, (ii) retain the FRT Employees so that such Employees will remain available to the Surviving Corporation on and after the Closing Date except to the extent that the loss of such FRT Employees would not have a FRT Material Adverse Effect, (iii) maintain existing relationships with material suppliers and customers and others having business dealings with FRT and (iv) otherwise to preserve the goodwill of the FRT Business so that such relationships and goodwill will be preserved on and after the Closing Date;

                  (n) make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (o) commence any Action or other legal proceeding;

                  (p) do any other act which would cause any representation or warranty of FRT in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice; or

                  (q) directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Sections 6.1(a) through 6.1(p).

         6.2 Competing Proposals; Board Recommendation.

                  (a) Neither FRT nor any of its representatives will, directly or indirectly, (i) solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to (A) the sale or exchange of FRT's capital stock, or (B) the merger of FRT with, or the direct or indirect disposition of a significant amount of the Assets or the FRT Business to, any Person other than RedChip; or (ii) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. FRT hereby represents that neither FRT nor any of its representatives is now engaged in discussions or negotiations with any party other than RedChip with respect to any transaction of the kind described in clauses (a)(i)(A) or (a)(i)(B) of the preceding sentence (an "FRT Acquisition Proposal"). FRT agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any of them is a party. FRT shall (w) immediately notify RedChip (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (x) promptly notify RedChip of the terms of any proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (y) promptly provide RedChip with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (z) keep RedChip informed of the status of such offer and the offeror's efforts and activities with respect thereto.

                  (b) Notwithstanding the foregoing, nothing contained in this
Section 6.2 shall prohibit the Board of Directors of FRT from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide proposal or offer with respect to FRT that constitutes an Acquisition Proposal for FRT, if: (A) the Board of Directors of FRT determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, FRT provides written notice to RedChip of the identity of the Person making the Acquisition Proposal for FRT and that it intends to furnish information to, or intends to enter into discussions or negotiations with, such Person; (C) FRT keeps RedChip informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provides RedChip with copies of any and all written inquiries or proposals relating thereto, and (D) such Acquisition Proposal was not solicited in violation of
Section 6.2(a).

                  (c) Notwithstanding any other provision of this Agreement, in the event that an Acquisition Proposal for FRT constitutes a FRT Superior Proposal (as defined below), the Board of Directors of FRT may recommend such FRT Superior Proposal to its stockholders

(i) if, but only if, FRT (A) complies fully with this Section 6.2 and (B) provides RedChip with at least four (4) business days' prior written notice of its intent to withdraw its recommendations of this Agreement and (ii) if, in the event that during such four (4) business days RedChip makes a counter proposal to such FRT Superior Proposal (the "RedChip Counter Proposal"), the FRT Board of Directors in good faith, taking into account the advice of its outside financial advisors, determines that the RedChip Counter Proposal is not at least as favorable to FRT's stockholders as the FRT Superior Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal).

                  (d) For the purpose of this Agreement, a "FRT Superior Proposal" means a bona fide Acquisition Proposal, having no financing contingency, for more than seventy-five percent (75%) of the aggregate voting power of the FRT Equity Securities and made by a Person other than an affiliate of FRT that the Board of Directors of FRT believes in good faith, (x) taking into account the advice of its outside financial advisors, to be superior, from a financial point of view, to the stockholders of FRT than the proposal set forth in this Agreement and (y) to be more favorable generally to the stockholders of FRT (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal); provided that the Board of Directors of FRT has determined in good faith, taking into account the advice of its outside legal counsel, that it is reasonably likely to be required to recommend such proposal to the FRT stockholders to comply with its fiduciary duties to stockholders under applicable law.

                  (e) For the purpose of this Agreement, "FRT Equity Securities" means: (i) any FRT common stock; (ii) any debt or equity securities of FRT convertible into or exchangeable for FRT common stock (on a fully-converted basis); and (iv) any options, warrants or rights (or any other similar securities) issued by FRT to acquire FRT common stock (on a fully-converted basis).

                  (f) Nothing in this Section 6.2 shall (i) permit FRT to terminate this Agreement (except as specifically provided in Section 11.1 hereof) or (ii) affect any other obligation of FRT under this Agreement.

         6.3 Increase Size of FRT Board of Directors. Prior to the Closing Date and effective as of the Effective Time, FRT shall increase the size of the FRT Board of Directors to eleven (11) and appoint Byron Roth, Jonathan Mork, Marcus Robins, and a director to be mutually agreed upon by FRT and RedChip, as members of the Board of Directors.

                                   ARTICLE 7
                  RECIPROCAL COVENANTS OF REDCHIP, FRT AND SUB

         7.1 Access. From the date hereof through the Closing Date, each party to this Agreement shall, and shall cause their respective officers, Employees and Representatives to afford the other party's Representatives and the Representatives of their lenders access upon reasonable notice and at all reasonable times to their respective Businesses for the purpose of inspecting the same, and to their officers, Employees and Representatives, properties, Books and

Records, Contracts and other Assets. Each party to this Agreement shall furnish the other and the other's Representatives and the representatives of their lenders, upon reasonable notice and in a timely manner, all financial, operating and other data and information as may reasonably be requested.

         7.2 Notification of Certain Matters. Each party to this Agreement shall promptly notify the other party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of each respective party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Each party to this Agreement shall promptly notify the other respective party of any Default, the threat or commencement of any Action, or any development that occurs before the Closing Date that could reasonably be expected to result in a Material Adverse Effect.

         7.3 Closing Date. Each party to this Agreement shall use all reasonable commercial efforts to cause the Closing to occur on or before September 1, 2000.

         7.4 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Board of Directors of RedChip, or the Board of Directors of FRT, as the case may be, will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

         7.5 Fairness Hearing; 3(a)(10) Exemption.

                  (a) Subject to the provisions of Section 7.5(b) below, the issuance of the shares of FRT Stock, the Substitute Options and the Substitute Warrant Agreements to be issued in the Merger will be qualified by a permit (the "Permit") to be issued under Sections 25121 and 25142 of the California Corporate Securities Law of 1968, as amended (the "California Law"), after a fairness hearing (the "Fairness Hearing") before the California Commissioner of Corporations pursuant to Section 25142 of the California Law, with the intent that the issuance of the shares of FRT Stock, the Substitute Options and the Substitute Warrant Agreements in the Merger (but not the issuance of FRT Stock upon exercise of Substitute Options and Substitute Warrant Agreements issued in the Merger) will, to the extent permitted by applicable law, thereby be exempt under Sections 3(a)(10) of the 1933 Act from the registration requirements of the 1933 Act. As promptly as practicable after the date of this Agreement, FRT (with RedChip's full and prompt best efforts cooperation) will prepare and file with the California Department of Corporations (the "Department") an application for qualification of the shares of FRT Stock and the FRT Options to be issued in the Merger at the Closing and an application for the Fairness Hearing to be held in connection therewith (collectively, the "Permit Application"), together with any information or proxy statement included therein (the "Information Statement"), and any other documents required by the California Law in connection with the Merger. FRT and RedChip will use their best efforts to have the Permit issued under the California Law as promptly as practicable after such filing. FRT and RedChip shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the shares of FRT Stock, the Substitute Options and the Substitute Warrant Agreements in the Merger. RedChip shall timely furnish to FRT all information concerning RedChip, its financial condition, its officers, directors, stockholders, option holders and other security holders, as may be reasonably requested in connection with any action contemplated by this Section. FRT will bear all expenses incurred by FRT with respect to the Permit Application or the Fairness Hearing, including, without limitation, (i) any filing fees or other fees payable to the California Department of Corporations with respect to the Permit Application and the Fairness Hearing and (ii) the costs of any court reporter or stenographer selected by FRT's counsel incurred in connection with the Permit and the Fairness Hearing.

                  (b) Notwithstanding the provisions of Section 7.5(a) above, if despite FRT's and RedChip's good faith best efforts to obtain the Permit as a result of the Application and the Fairness Hearing:

                           (i) (A) the Department affirmatively denies FRT's
Permit Application and refuses to issue the Permit; or (B) the Permit has not been issued by the date immediately prior to August 15, 2000 (the "Deadline Date"), such date as may be extended by mutual agreement of FRT and RedChip; and

                           (ii) FRT is legally able to issue to the holders of
RedChip Stock and to the holders of RedChip Options, the FRT Stock, the Substitute Options and the Substitute Warrant Agreements, respectively, that are issuable to them in the Merger upon the conversion of their shares of RedChip Stock and the RedChip Options and RedChip Warrants as provided herein in compliance with all applicable securities laws without qualifying or registering such offer or issuance of FRT Stock, the Substitute Options and the Substitute Warrant Agreements in the Merger under (A) the Securities Act and the rules and regulations promulgated thereunder, by virtue of the exemptions(s) provided by
Section 4(2) and/or Regulation D promulgated under the Securities Act, and (B) the qualification requirements of the California Law, and any registration or qualification provisions of any other "blue sky" or securities law of any jurisdiction that are applicable to the Merger by virtue of available exemptions from such requirements;

         Then, provided that each holder of any shares of RedChip Stock and any RedChip Options or RedChip Warrants executes and delivers to FRT an investment representation letter in a form to be mutually agreed upon (and, if requested by FRT's counsel, an investor questionnaire,) in which such holder makes certain representations and warranties to FRT that FRT's legal counsel deems reasonably necessary to enable FRT to avail itself of the exemptions from all the securities registration and qualification requirements described above, FRT will issue the FRT Stock, the Substitute Options and the Substitute Warrant Agreements that are issuable to the holders of RedChip Stock, RedChip Options and RedChip Warrants in the Merger pursuant to the aforementioned exemptions and FRT will grant to the persons and entities who are holders of outstanding shares of RedChip Stock immediately prior to the Effective Time certain registration rights (the "Registration Rights") with respect to any FRT Stock issued to them in the Merger.

                  (c) If despite FRT's and RedChip's good faith best efforts to obtain the Permit as a result of the Application and Fairness Hearing or to issue the FRT Stock, the Substitute

Options and the Substitute Warrant Agreements without qualifying or registering such offer or issuance of the FRT Stock, the Substitute Options and the Substitute Warrant Agreements, then FRT and RedChip shall use their good faith best efforts to qualify and register the offer or issuance of the FRT Stock, the Substitute Options and the Substitute Warrant Agreements under the Securities Act and in compliance with all requirements of state securities or other "blue sky" laws or any applicable jurisdiction.

         7.6 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of
Section 368(a) of the Code or for the pooling of interests method of accounting under APB 16, (iii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iv) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable commercial efforts (A) to obtain any necessary Consents (B) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities and (C) to fulfill all other conditions to this Agreement. Notwithstanding the foregoing, (y) no amendment or modification shall be made to any Contract to obtain any required Consent without the prior written consent of FRT and (z) no party hereto or any of their respective Affiliates shall be required to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any of the transactions contemplated hereby. Each party shall deliver customary closing certificates and representations for the purpose of facilitating delivery of the opinions of counsel and the outside independent accountants contemplated by this Agreement.

         7.7 Certain Tax Matters. FRT and RedChip shall each use, and FRT shall cause Sub to use, its commercially reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. FRT and RedChip will not take, and FRT will not cause RedChip to take, prior to, in connection with or following the Merger, any action that would disqualify the Merger as a reorganization under Section 368(a) of the Code, and each agrees to treat the Merger consistent therewith, including but not limited to, complying with U.S. Treasury Regulations Sections 1.368-3, except as may otherwise be required by a final determination by a relevant taxing authority.

         7.8 Employment Agreements. FRT and RedChip shall each use its commercially reasonable best efforts to enter into, and to cause each of their respective employees identified in Section 1.1 under the definition of "Employment Agreements" to enter into, the Employment Agreements.

         7.9 Private Placement. FRT and RedChip shall each use its commercially reasonable best efforts to secure up to $10,000,000 in capital financing for FRT (the "Private Placement"). Such capital financing shall be accomplished through a private placement of FRT equity securities. Notwithstanding any other provision in this Agreement to the contrary, any action taken by FRT or RedChip in furtherance of this covenant in this Section 7.9 shall not breach any other covenant contained in Articles 5, 6 or 7. In the event that FRT receives any proceeds from the Private Placement prior to the Closing Date, FRT shall loan to RedChip 35% of such proceeds (the "Bridge Loan") to fund RedChip's operating expenses until the Closing. If the Merger is not consummated as contemplated by this Agreement, the principal amount of the Bridge Loan, together with interest at the rate of 10% per annum, or if securities are sold in the Private Placement which include any interest rate or mandatory dividend then at that applicable interest or dividend rate, shall become due and payable within one year following the termination of this Agreement; provided, however, that in the event that this Agreement is terminated as a result of a breach by RedChip, then the Bridge Loan, together with interest at the rate of 10% per annum, or if the Private Placement involves securities with an interest rate or mandatory dividend then at that applicable interest or dividend rate shall become due and payable upon the termination of this Agreement.

                                    ARTICLE 8
                              CONDITIONS TO CLOSING

         8.1 General Conditions to Closing. The obligations of all the parties to this Agreement to effect the Merger and complete the related transactions contemplated by this Agreement are subject to the satisfaction on or by the Closing Date of each of the following conditions:

                  (a) Consents. All Consents, approvals and waivers from governmental authorities necessary to permit consummation of the Merger as contemplated herein shall have been obtained. All approvals required under any Regulations necessary to permit the parties to consummate the Merger and the related transactions contemplated by this Agreement, as well as those Consents, approvals and waivers necessary for the operation of their respective Businesses after the Closing, shall have been obtained.

                  (b) No Court Orders. There shall not be any Regulation or Court Order that makes the transactions contemplated hereby and by the Ancillary Agreements illegal or otherwise prohibited.

                  (c) Material Adverse Change. There shall not have been any RedChip Material Adverse Change, or any FRT Material Adverse Change.

                  (d) Permit Issued or Exemption Available. Either (a) the Commissioner shall have issued the Permit with respect to the Merger, (b) if the provisions of Section 7.5 apply, FRT is legally able to issue to the holders of RedChip Stock and to holders of RedChip Options, the FRT Shares and FRT Options as provided herein in compliance with all applicable securities laws without qualifying or registering such issuance of such FRT Shares and FRT Options in the Merger under (i) the Securities Act and rules and regulations promulgated thereunder by virtue of the exemption(s) provided by Section 4(2) and/or Regulation D, and (ii) any registration or qualification provision for any other "blue sky" or securities law of any jurisdiction applicable to the Merger by virtue of available exemptions from such requirement, or (c) if an exemption from registration under the Securities Act is unavailable, the issuance of the FRT Shares and FRT

Options shall be registered under the Securities Act in compliance with all applicable securities laws.

         8.2 Conditions to RedChip's Obligations. The obligations of RedChip to effect the Merger and complete the related transactions contemplated by this Agreement are subject, in the discretion of RedChip, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  (a) Closing Documents. FRT shall have delivered to RedChip the documents and other items described in this Agreement (other than the Employment Agreement, the delivery of which shall not be a condition to Closing).

                  (b) Representations, Warranties and Covenants. All representations and warranties of FRT and Sub contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except to the extent that they relate to a particular date), and FRT and Sub shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to RedChip a certificate of FRT and Sub signed by their President and Chief Financial Officer to the foregoing effect (the "FRT Closing Certificate").

                  (c) No Funded Debt. On or before the date that is three (3) business days prior to the date scheduled for the Closing, FRT shall have provided RedChip with a written certificate executed by their respective Chief Executive Officers and Presidents (the "FRT Funded Debt Notice") which certificate shall affirm that FRT has no Funded Debt as of that date.

                  (d) Opinion of Counsel. RedChip shall have received an opinion of Latham & Watkins, counsel to FRT and Sub, substantially in the form attached hereto as Exhibit D, dated as of the Closing.

         8.3 Conditions to FRT's Obligations. The obligations of FRT to effect the Merger and complete the related transactions contemplated by this Agreement are subject, in the discretion of FRT, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  (a) Closing Documents. RedChip shall have delivered to FRT the documents and other items described in this Agreement (other than the Employment Agreements, the delivery of which shall not be a condition to Closing).

                  (b) Representations, Warranties and Covenants. All representations and warranties of RedChip contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except to the extent that they relate to a particular date), and RedChip stockholders shall have performed in all material respects all agreements and covenants required hereby to be performed prior to or at the Closing Date. There shall be delivered to FRT a certificate of RedChip signed by its Chief Executive Officer and its President to the foregoing effect (the "RedChip Closing Certificate").

                  (c) RedChip Stockholder Approval. This Agreement and the Merger shall have been duly approved by the holders of a majority of the holders of the outstanding shares of RedChip Stock in accordance with applicable law and the Certificate of Incorporation and Bylaws of RedChip.

                  (d) Dissenting Shares. The sum of Dissenting Shares immediately prior to the Effective Time shall not exceed 10% of the sum of the issued and outstanding shares of RedChip immediately prior to the Effective Time.

                  (e) FIRPTA Compliance. The statement in the form reasonably acceptable to FRT for purposes of satisfying FRT's obligations under Treasury Regulation Section 1.1445-2(c)(3) shall be executed and delivered.

                  (f) Notes Receivable. All notes receivable (the "Notes") from RedChip officers and RedChip Stockholders, including Marcus Robins, Douglas Sherk and Thomas Peterson (collectively the "Note Shareholders") shall be amended and restated to provide that, at the Closing, each Note Shareholder shall deliver to FRT a number of shares of FRT Stock, which such Note Shareholders shall have received as Merger Shares, equal to the amount of the Note divided by the average of the "last sale" prices of FRT Stock on the OTCBB (or any exchange on which such FRT Stock may then be listed) for the ten (10) Trading Days ending on the Trading Day immediately prior to the Closing (the "Settlement Shares"); provided, however, that in no event shall the number of the Settlement Shares exceed the number of shares of FRT Stock received at the Closing by the Note Shareholder in exchange for the RedChip Stock acquired by such Note Shareholder pursuant to the Note. The amended and restated Notes shall be repaid in full and the obligation shall have final settlement pursuant to this repayment with Merger Shares. At the Closing, the Note Shareholders and FRT shall enter a contingent payment agreement which shall provide that upon the earlier of (i) March 30, 2001, (ii) at any time at the option of the Note Shareholder or (iii) upon the consummation by FRT of an underwritten public offering (each a "Contingent Payment Date") either FRT or the Note Shareholders, as determined below, will be obligated to deliver a contingent amount of shares of FRT Stock to the other party based on the following calculation: a number of shares of FRT Stock equal to (i) the amount of the note payable which was repaid in full at Closing divided by (ii) the average of the "last sale" prices of FRT Stock on the OTCBB (or any exchange on which such FRT Stock may then be listed) for the ten (10) Trading Days ending on the Trading Day immediately prior to the Contingent Payment Date (the "Contingent Shares"). If the Settlement Shares are greater than the Contingent Shares, then FRT shall deliver to the Note Shareholder an amount of shares of FRT Stock equal to the difference between the two numbers. If the Settlement Shares are less than the Contingent Shares, then the Note Shareholder shall deliver to FRT an amount of shares of FRT Stock equal to the difference between the two numbers; provided, however, that in no event shall such additional shares plus the Settlement Shares exceed the number of shares of FRT Stock received at the Closing by the Note Shareholder in exchange for the RedChip Stock acquired by such Note Shareholder pursuant to the Note. Notwithstanding the foregoing, the parties will use their best efforts to permit the repayment of any of the obligations under the Notes in cash rather than FRT Stock.

                  (g) No RedChip Funded Debt. On or before the date that is three (3) business days prior to the date scheduled for the Closing, RedChip shall have provided FRT with a written


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

certificate executed by its Chief Executive Officer and President (the "RedChip Funded Debt Notice") which certificate shall affirm that, as of that date, none of the RedChip Funded Debt is outstanding, payable or a liability of RedChip.

                  (h) Opinion of Counsel. FRT shall have received an opinion of Stradling, Yocca, Carlson and Rauth, counsel to RedChip, substantially in the form attached hereto as Exhibit E, dated as of the Closing.

                  (i) Lock-up Agreements. FRT shall have received lock-up agreements from the RedChip Stockholders listed on Exhibit H in the form mutually agreed upon pursuant to which each such RedChip Stockholder agrees not to sell the FRT Stock for a period of time equal to the holding period under Rule 144 of the Securities Act and subject to the other limitations of Rule 144 of the Securities Act.

                  (j) Private Placement. FRT shall have completed the Private Placement of FRT Stock or other equity securities of FRT for aggregate gross proceeds of a minimum of $5,000,000.

                                    ARTICLE 9
                                     CLOSING

         9.1 Deliveries by RedChip and RedChip Stockholders to FRT. RedChip and each Stockholder, as applicable, shall deliver (or cause to be delivered) on the Closing Date to FRT:

                  (a) any Consents required to be obtained by RedChip or the Stockholders;

                  (b) the RedChip Closing Certificate;

                  (c) the RedChip Funded Debt Notice, as provided for in Section 8.3(h);

                  (d) an opinion of Stradling, Yocca, Carlson and Rauth, counsel to RedChip and the Stockholders, dated as of the Closing Date, as provided for in Section 8.3(i);

                  (e) all share certificates representing the shares of RedChip Stock to be canceled in connection with the Merger.

         9.2 Deliveries by FRT to RedChip. FRT shall deliver to RedChip on the Closing Date:

                  (a) any Consents required to be obtained by FRT;

                  (b) the FRT Closing Certificate;

                  (c) the FRT Funded Debt Notice as provided for in Section 8.2(d);

                  (d) an opinion of Latham & Watkins, counsel to FRT and Sub, dated as of the Closing Date, as provided for in Section 8.2(e); and

                  (e) the Merger Shares to be issued to the Stockholders and the Escrow Agent as provided for herein.


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

                                    ARTICLE 10
                                 INDEMNIFICATION

         10.1 Survival of Representations, etc. The representations and warranties of FRT contained in this Agreement shall terminate at the Effective Time; provided, however, that the representations and warranties of FRT contained in Sections 4.2, 4.6, 4.7, 4.8, 4.13 and 4.30 herein shall survive the Closing Date (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) until the first anniversary of the execution of this Agreement (the "Survival Period"). The representations and warranties of RedChip contained herein shall survive the Closing Date through the Survival Period and claims based upon or arising out of such representations and warranties, as well as any claims based upon or arising out of any covenants and agreements herein or made hereunder, may be asserted at any time during the Survival Period. No investigation made by any of the parties hereto (whether prior to, on or after the Closing Date) shall in any way limit the representations and warranties of the parties. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing in accordance with this Article 10 received by the other party prior to the expiration of the applicable survival period provided herein.

         10.2 Indemnification.

                  (a) General.

                           (i) Subject to the provisions of Sections 10.5(b)
and 10.5(c) below, subsequent to the Closing, the holders immediately prior to the Effective Time of shares of RedChip Stock shall jointly and severally indemnify FRT, its Affiliates, and each of their respective officers, directors, employees, stockholders and agents ("FRT Indemnified Parties") against, and hold each of the FRT Indemnified Parties harmless from, any damage, claim, loss, cost, Tax, Liability or expense, including without limitation, interest, penalties, reasonable attorneys' fees and expenses (collectively "Damages") incurred by any such FRT Indemnified Party, that are incident to, arise out of, in connection with, or related to, the breach of any warranty, representation, covenant or agreement of RedChip or any such holder contained in this Agreement or any schedule hereto.

                           (ii) Subsequent to the Closing, FRT shall indemnify
the RedChip Stockholders, their Affiliates, and each of their respective partners, officers, directors, employees, stockholders and agents, as the case may be ("Stockholder Indemnified Parties"), against, and hold each of the Stockholder Indemnified Parties harmless from, any Damages incurred by such Stockholder Indemnified Party, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly, the breach of any representation or warranty of FRT contained in Sections 4.2, 4.6, 4.7, 4.8, 4.13, 4.30 or 4.35 herein.

         The term "Damages" as used in this Section 10.2 is not limited to matters asserted by third parties against FRT Indemnified Parties, but includes Damages incurred or sustained by such persons in the absence of third party claims. The right to obtain indemnification provided in this Section 10.2(a) is in addition to any other remedy at contract or in the law (but without duplication of recovery).

                  (b) Procedure for Claims. If a claim for Damages (a "Claim") is to be made by a person entitled to indemnification hereunder, the person claiming such indemnification (the "Indemnified Party") shall give written notice (a "Claim Notice") to the indemnifying person (the "Indemnifying Party") promptly after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2 provided, that if the Indemnified Party is an FRT Indemnified Party, such Claim Notice shall be valid if it is delivered to the Stockholder Representative. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the Indemnifying Party demonstrates actual material damage caused by such failure, and then only to the extent thereof. In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, a "Third-Party Claim"), if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (A) the Indemnifying Party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this
Section 10.2(b), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to retain one firm of separate counsel of its own choosing. If the Indemnifying Party fails to assume the defense of such Third-Party Claim in accordance with this
Section 10.2 within ten (10) calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless each


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

Indemnified Party from and against any and all Damages by reason of such settlement or judgment.

         10.3 No Right of Contribution. After the Closing, no RedChip Stockholder shall have any right of contribution against the Surviving Corporation for any breach of any representation, warranty, covenant or agreement of RedChip. FRT shall be entitled to specific performance and injunctive relief, without posting bond or other security, for the purpose of asserting their respective rights under this Article 10. The remedies described in this Article 10 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties may elect to pursue, but without duplication of recovery.

         10.4 Escrow of Merger Shares.

                  (a) Establishment of the Escrow Fund. To provide a fund against which an FRT Indemnified Party may assert a claim for Damages during the Survival Period, as soon as practicable after the Effective Time, the Escrow Shares (the General Escrow Fund), without any act of any RedChip Stockholder, will be deposited by FRT with the Escrow Agent, such deposit to be governed by the terms set forth herein or in the Escrow Agreement and at FRT's sole cost and expense. The portion of the Escrow Shares contributed on behalf of each RedChip Stockholder shall be in proportion to the aggregate number of shares of FRT Stock to which such holder would otherwise be entitled under Section 2.6(a).

                  (b) Recourse to the Escrow Shares. The General Escrow Fund shall be available to compensate each FRT Indemnified Party for (i) all Damages (whether or not involving a Third Party Claim), incurred or sustained by such FRT Indemnified Party as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of RedChip or any Stockholder contained herein or in any instrument delivered by RedChip or any Stockholder pursuant to this Agreement which survived the Effective Time in accordance with this Agreement; provided, however, that any such claim against the General Escrow Fund shall be subject to the limitations set forth in Section 10.5. FRT, Sub and RedChip each acknowledge that any such Damages would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration to be paid to the RedChip Stockholders.

                  (c) Escrow Periods; Distribution of Escrow Shares and Cash upon Termination of Escrow Period. Subject to the following requirements, the General Escrow Fund shall be in existence immediately following the Effective Time and shall terminate upon the expiration of the Survival Period (the "General Escrow Period"); and all shares of FRT Stock remaining in the General Escrow Fund shall be distributed as set forth in the last sentence of this
Section 10.4(c); provided, however, that the General Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of FRT, subject to the objection of the Stockholder Representative and the subsequent arbitration of the matter in the manner as provided in this Agreement, to satisfy any unsatisfied written claims under this Article 10 concerning facts and circumstances existing prior to the termination of such General Escrow Period which claims are specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such General Escrow Period. As soon as all such claims, if any, have been resolved, the Escrow Agent shall deliver to the Stockholder Representative for distribution to the RedChip Stockholders the remaining portion of the General Escrow Fund not required to satisfy such claims. FRT shall use its commercially reasonable efforts to have such shares delivered within five (5) business days.

                  (d) Protection of Escrow Funds. The Escrow Agent shall hold and safeguard the Escrow Shares (and any cash proceeds) during the General Escrow Periods, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of FRT and shall hold and dispose of the Escrow Shares (and any cash proceeds) only in accordance with the terms hereof.

         Cash dividends paid or any shares of FRT Stock or other equity equivalent securities issued or distributed by FRT in respect of FRT Stock in the General Escrow Fund shall not be added to the General Escrow Fund but shall be distributed to the record holders of the FRT Stock on the record date set for any such dividend. Each RedChip Stockholder immediately prior to the Effective Time shall have voting rights with respect to the shares of FRT Stock contributed to the General Escrow Fund by such RedChip Stockholder (and on any voting securities added to the General Escrow Fund in respect of such shares of FRT Stock).

                  (e) Claims Upon Escrow Funds. Upon receipt by the Escrow Agent at any time on or before the last day of the General Escrow Period of a certificate signed by any officer of FRT (an "Officer's Certificate"): (A) stating that an FRT Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Damages as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of RedChip contained herein or in any instrument delivered pursuant to this Agreement, and (B) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the Escrow Agent shall, subject to the provisions of Section 10.4(f) hereof, deliver to FRT out of the appropriate Escrow Fund(s), as promptly as practicable, shares of FRT Stock and/or cash held in the applicable Escrow Fund in an amount equal to such Damages.

         For the purposes of determining the number of shares of FRT Stock to be delivered to a FRT Indemnified Party out of an Escrow Fund pursuant to Section 10.4(e), the shares of FRT Stock shall be valued at the closing price of the FRT Stock on the Closing Date as reported on the OTCBB. In the event an Escrow Fund also contains cash, the election to receive cash or FRT Stock shall be made by the FRT Indemnified Party entitled to receive Damages.

                  (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative and for a period of thirty
(30) days after such delivery, the Escrow Agent shall make no delivery to FRT of any Escrow Shares pursuant to Section 10.4(e) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of FRT Stock from the appropriate Escrow Fund in accordance with Section 10.4(e) hereof, provided that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.


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

                  (g) Resolution of Conflicts; Arbitration. In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer's Certificate, the Stockholder Representative and FRT shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and FRT should so agree, joint written instructions setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such instructions and distribute shares of FRT Stock from an Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, either FRT or the Stockholder Representative may demand arbitration of the dispute pursuant to Section 11.13, unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration.

         10.5 Threshold; Limitations on Indemnity.

                  (a) The FRT Indemnified Parties shall not be entitled to recover for any Damages from the General Escrow Fund until such time as the Damages claimed by the FRT Indemnified Parties in the aggregate exceed $100,000 (the "Damage Threshold"), at which time the FRT Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for all such Damages, including the initial $100,000 thereof.

                  (b) The RedChip Indemnified Parties shall not be entitled to recover for any Damages until such time as the Damages claimed by the RedChip Indemnified Parties in the aggregate exceed the Damage Threshold, at which time the FRT Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for all such Damages, including the initial $100,000 thereof.

                  (c) Notwithstanding any other provision of this Agreement to the contrary, the General Escrow Fund shall be the sole and exclusive remedy of the FRT Indemnified Parties, and no RedChip Stockholder shall have any personal liability whatsoever with respect to any claim for Damages pursuant to the indemnification provision of this Article 10. Neither the Escrow Agent nor the Stockholder Representative shall transfer any other property other than the FRT Stock held in the General Escrow Fund in satisfaction of any claim for damages under this Article 10.

                  (d) Notwithstanding any other provision of this Agreement to the contrary, additional shares of FRT Stock shall be the sole and exclusive remedy of the RedChip Indemnified Parties, and FRT shall not have any liability whatsoever in excess of a number of FRT Shares equal to the number of FRT Shares in the General Escrow Fund. The issuance of the additional shares of FRT Stock by FRT in satisfaction of its indemnification obligations under this Article 10 shall be subject to compliance with applicable federal or state securities laws. FRT shall not transfer any other property other than additional shares of FRT Stock in satisfaction of any claim for damages under this Article 10.


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

         10.6 Stockholder Representative; Power of Attorney.

                  (a) Stockholder Representative. Byron Roth shall be appointed as agent and attorney-in-fact (the "Stockholder Representative") for each RedChip Stockholder, to take all actions and make any decisions required or permitted to be taken by him under this Agreement and the Escrow Agreement, including the exercise of the poser to (i) execute the Escrow Agreement, (ii) authorize delivery to FRT Indemnified Parties any amount of the General Escrow Fund in satisfaction of any claims for Damages during the Survival Period, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to any claims for Damages during the Survival Period, (iv) resolve any claims for Damages during the Survival Period, (v) take all actions necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Stockholder Representative has unlimited authority and power to act on behalf of each RedChip Stockholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all claims for Damages during the Survival Period, rights or obligations arising from and taken pursuant to each such agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty
(30) days prior written notice to RedChip; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest in all shares held in the General Escrow Fund agree to such removal and to the identity of the substituted Stockholder Representative. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest of all shares held in the General Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the RedChip Stockholders.

                  (b) Exculpation. The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment.

                  (c) Actions of the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision for all of the RedChip Stockholders for whom a portion of the Escrow Shares otherwise issuable to them are deposited in an Escrow Fund, and shall be final, binding and conclusive upon each of such Stockholders, and the Escrow Agent and FRT may rely exclusively upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of every such RedChip Stockholder. The Escrow Agent and FRT are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

         10.7 Characterization of Indemnity Payments. The parties agree that any indemnification payments made (and/or any payments or adjustments) made under this Agreement shall be treated for all Tax purposes as an adjustment to the aggregate Merger consideration to be paid by FRT, unless otherwise required by applicable law.


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

                                    ARTICLE 11
                                  MISCELLANEOUS

11.1     Termination.

                  (a) Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party (except with respect to Termination pursuant to Section 11.1(a)(i)) in the following circumstances:

                           (i) By the written agreement of FRT and RedChip;

                           (ii) By FRT or RedChip if the Closing shall not have
occurred on or before December 31, 2000 ("the Outside Date"), other than due to a breach of this Agreement by the party seeking to terminate;

                           (iii) By FRT or RedChip if any governmental authority
shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable,) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                           (iv) by RedChip or FRT if it has become reasonably
certain that any of the conditions to the other party's obligations to close the transactions contemplated by the Agreement will not be satisfied on or prior to the Outside Date and not waived;

                           (v) by RedChip, on the one hand, or by FRT, on the
other hand, if there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other, which breach would, under Section 8.2(b) (in the case of a breach of representation and warranty by FRT or Sub) or Section 8.3(b) (in the case of a breach of representation and warranty of RedChip), entitle the party receiving such representations and warranties not to consummate the transactions contemplated hereby and which breach by its nature cannot be cured prior to the Outside Date;

                           (vi) by RedChip, on the one hand, or FRT, on the
other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of RedChip (in the case of termination by FRT) or on the part of FRT (in the case of termination by RedChip), which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other;

                           (vii) by RedChip or FRT if RedChip's Board of
Directors shall have withdrawn its recommendation of this Agreement pursuant to
Section 5.2(c); and

                           (viii) by FRT or RedChip if FRT's Board of Directors
shall have withdrawn its recommendation of this Agreement pursuant to Section 6.2(c).

                           (ix) By FRT, upon the failure of RCP or its
Affiliates to fund an amount equal to the lesser of (i) $2.5 million of the Private Placement or (ii) an amount sufficient for the Private Placement to reach aggregate gross proceeds of $5,000,000.

                  (b) In the event of termination of this Agreement as provided in Section 11.1, this Agreement (excluding Article 11) shall become void and have no effect except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of, or knowing misrepresentation made in, this Agreement.

         11.2 Termination Fees.

                  (a) RedChip Termination Fee. Upon the occurrence of a RedChip Fee Triggering Event (as defined below), RedChip agrees to pay to FRT, and FRT shall be entitled to payment of, a fee of $1,000,000 (the "RedChip Termination Fee"). The term "RedChip Fee Triggering Event" shall mean any one of the following events or transactions occurring on or after the date hereof:

                           (i) if this Agreement is terminated by FRT or RedChip
pursuant to Section 11.1(vii); or

                           (ii) if there has been a breach by RedChip of any
covenant, representation, warrant or agreement contained in this Agreement that would (a) entitle FRT to assert that the conditions to its obligations hereunder set forth in Section 8.3 have not been satisfied and (b) the breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by FRT to RedChip.

                  (b) FRT Termination Fee. Upon the occurrence of a FRT Fee Triggering Event (as defined below), FRT agrees to pay to RedChip, and RedChip shall be entitled to payment of, a fee of $1,000,000 (the "FRT Termination Fee"). The term "FRT Fee Triggering Event" shall mean any one of the following events or transactions occurring on or after the date hereof:

                           (i) if this Agreement is terminated by RedChip or FRT
pursuant to Section 11.1(viii); or

                           (ii) if there has been a breach by FRT of any
covenant, representation, warrant or agreement contained in this Agreement that would (a) entitle RedChip to assert that the conditions to its obligations hereunder set forth in Section 8.2 have not been satisfied and (b) the breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by RedChip to FRT.

                  (c) The payment of the Termination Fee pursuant to Section 11.2(a) or (b) shall be the exclusive remedy that may be available in law or equity for the termination of this Agreement pursuant to Section 11.1(vii) or
(viii). The parties agree that such amount represents a reasonable fee for the time, expenses and damages in such event to be adequate and sufficient consideration for such fee. In the event that one party fails to pay to the other promptly the Termination Fee, the defaulting party shall pay all costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the Termination Fee and expenses at rate of nine percent (9%) per annum from the date the fee was required to be paid to the date it is paid.

         11.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by RedChip or any Stockholder without the prior written consent of FRT, or by FRT or Sub without the prior written consent of RedChip.

         11.4 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed, sent by facsimile transmission, sent via overnight delivery service or mailed by registered or certified mail (such notice to be effective upon receipt), as follows:

         If prior to the Closing, to RedChip:

                  RedChip.com, Inc.
                  Suite 2340, Plaza VII
                  45 South Seventh Street
                  Minneapolis, MN  55402

         With a copy to:

                  STRADLING, YOCCA, CARLSON & RAUTH
                  Attention: David E. Lafitte, Esq.
                  302 Olive Street
                  Santa Barbara, CA  91301

         If to the Stockholder Representative:

                  Byron Roth
                  24 Corporate Plaza
                  Newport Beach, CA 92660

         If to FRT or Sub or, if after the Closing, to the Surviving
         Corporation:

                  Freerealtime.com, Inc.
                  Attention: Brad Gunn
                  3333 Michelson Drive
                  Suite 430
                  Irvine, CA 92612

         With a copy to:

                  Latham & Watkins
                  650 Town Center Drive, Suite 2000
                  Costa Mesa, CA  92626
                  Attention:  Cary K. Hyden
                  Fax:  (714) 755-8290

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

         11.5 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware.

         11.6 Representation By Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

         11.7 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto including the Escrow Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         11.10 Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         11.11 Publicity. Except as required by law or on advice of counsel, neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof and after the Closing Date. Notwithstanding the foregoing, FRT shall be permitted to make any public statement without obtaining the consent of any other party hereto if (i) the disclosure is required by law or the requirements of the OTCBB and FRT has first used its reasonable efforts to consult with (but not to obtain the consent of) the other parties about the form and substance of such disclosure; or (ii) the other party hereto has consented to such public statement.

         11.12 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, except as specifically set forth in Article 10 hereof.

         11.13 Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or the transactions contemplated hereby, including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an "Arbitrable Claim"), shall be settled by final and binding arbitration conducted in Orange County, California. All such Arbitrable Claims shall be settled by three (3) arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Such arbitrators shall be provided through the JAMS Endispute ("JAMS") by mutual agreement of the parties; provided, that, absent such agreement, the arbitrators shall be appointed by JAMS. In either event, such arbitrators may not have any preexisting, direct or indirect relationship with any party to the dispute. EACH PARTY HERETO EXPRESSLY CONSENTS TO, AND WAIVES ANY FUTURE OBJECTION TO, SUCH FORUM AND ARBITRATION RULES. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the SEC and the OTCBB if applicable), neither party nor the arbitrators shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceeding pursuant to this section.

         Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. NOTWITHSTANDING THE FOREGOING SENTENCE, THIS DISPUTE RESOLUTION PROCEDURE IS INTENDED TO BE THE EXCLUSIVE METHOD OF RESOLVING ANY ARBITRABLE CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT. The arbitration procedures shall follow the substantive law of the State of Delaware, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail. The arbitrators shall determine the prevailing party and shall include in their award that party's reasonable attorneys' fees and costs.

         11.14 Waiver of Jury Trial.

                  (a) Consistent with the intention of Section 11.13, each signatory to this Agreement hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this agreement, any of the transactions contemplated hereby, or any dealings between any of the signatories hereto relating to the subject matter of this agreement or any of the transactions contemplated hereby. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate the subject matter of this agreement or any of the transactions contemplated hereby, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this agreement, any of the transactions contemplated hereby or to any other document or agreement relating to the transactions contemplated hereby.

         11.15 Service of Process; Consent to Jurisdiction.

                  (a) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PROCESS, PLEADING, NOTICES OR OTHER PAPERS BY THE MAILING OF COPIES THEREOF BY REGISTERED, CERTIFIED OR FIRST CLASS MAIL, POSTAGE PREPAID, TO SUCH PARTY AT SUCH PARTY'S ADDRESS SET FORTH HEREIN, OR BY ANY OTHER METHOD PROVIDED OR PERMITTED UNDER CALIFORNIA LAW.

                  (b) CONSENT AND JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (I) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA OR, IF SUCH COURT DOES NOT HAVE JURISDICTION OR WILL NOT ACCEPT JURISDICTION, IN ANY COURT OF GENERAL JURISDICTION IN THE COUNTY OF ORANGE, CALIFORNIA; (II) CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; AND (III) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

         11.6 Attorney Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing party shall be entitled to recover its actual out-of-pocket costs and expenses, including without limitation reasonable attorneys' fees reasonably incurred in connection with such action, including any appeal of such action.

                                   * * * * * *

         IN WITNESS WHEREOF, each party hereto has executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

                                       FREEREALTIME.COM, INC.,
                                       a Delaware corporation



                                       By: /s/ BRAD G. GUNN
                                          --------------------------------------
                                       Name:   Brad G. Gunn
                                            ------------------------------------
                                       Title:  President and Co-Chief Executive
                                               Officer
                                             -----------------------------------


                                       REDCHIP.COM, INC.,
                                       a Delaware corporation



                                       By: /s/ BYRON ROTH
                                          --------------------------------------
                                       Name:   Byron Roth
                                            ------------------------------------
                                       Title:  Chairman of the Board
                                             -----------------------------------




IN HIS CAPACITY AS THE
STOCKHOLDER REPRESENTATIVE:


/s/ BYRON ROTH
-------------------------------------
    Byron Roth



                                      S-1